EXHIBIT 10.48



                            STOCK PURCHASE AGREEMENT

                                  By and Among

                     WORKFLOW MANAGEMENT ACQUISITION CORP.,

                         UNIVERSAL FOLDING BOX CO., INC.

                                       and

                         The Stockholders Named Therein



                          Dated as of February 26, 1999





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                                                  TABLE OF CONTENTS

                                                                                                           Page No.
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1.       STOCK PURCHASE...........................................................................................1
         1.1      Stock...........................................................................................1
         1.2      Purchase Price..................................................................................1
         1.3      Post-Closing Adjustment.........................................................................2
         1.4      Pledged Assets..................................................................................3
         1.5      Exchange of Certificates and Payment of Cash....................................................4
         1.6      Accounting Terms................................................................................5
         1.7      Post-Closing Earn-out...........................................................................5
         1.8      Real Estate Distribution........................................................................8
         1.9      Stockholders'Representative; Allocation of Purchase Price to Stockholders.......................8

2.       CLOSING..................................................................................................9

3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDER.......................................10
         3.1      Due Organization...............................................................................10
         3.2      Authorization; Validity........................................................................10
         3.3      No Conflicts...................................................................................10
         3.4      Capital Stock of the Company...................................................................11
         3.5      Transactions in Capital Stock..................................................................12
         3.6      Subsidiaries, Stock, and Notes.................................................................12
         3.7      Complete Copies of Materials...................................................................12
         3.8      Absence of Claims Against Company..............................................................12
         3.9      Company Financial Conditions...................................................................12
         3.10     Financial Statements...........................................................................13
         3.11     Liabilities and Obligations....................................................................14
         3.12     Books and Records..............................................................................14
         3.13     Bank Accounts; Powers of Attorney..............................................................15
         3.14     Accounts and Notes Receivable..................................................................15
         3.15     Permits........................................................................................15
         3.16     Real Property..................................................................................16
         3.17     Personal Property..............................................................................19
         3.18     Intellectual Property..........................................................................19
         3.19     Significant Customers; Material Contracts and Commitments......................................21
         3.20     Government Contracts...........................................................................23
         3.21     Inventory......................................................................................23
         3.22     Insurance......................................................................................24
         3.23     Environmental Matters..........................................................................24
         3.24     Labor and Employment Matters...................................................................26
         3.25     Employee Benefit Plans.........................................................................27
         3.26     Taxes..........................................................................................31
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         3.27     Conformity with Law; Litigation................................................................33
         3.28     Relations with Governments.....................................................................34
         3.29     Absence of Changes.............................................................................34
         3.30     Disclosure.....................................................................................36
         3.31     Predecessor Status; Etc........................................................................36
         3.32     Location of Chief Executive Offices............................................................36
         3.33     Location of Equipment and Inventory............................................................37
         3.34     Year 2000 Compliance...........................................................................37
         3.35     Acquisitions and Divestitures..................................................................37
         3.36     Product Lines..................................................................................38

4.       REPRESENTATIONS AND WARRANTIES OF BUYER.................................................................39
         4.1      Due Organization...............................................................................39
         4.2      Authorization; Validity of Obligations.........................................................39
         4.3      No Conflicts...................................................................................40
         4.4      Financial Statements...........................................................................40
         4.5      Disclosure.....................................................................................40

5.       COVENANTS...............................................................................................41
         5.1      Tax Matters....................................................................................41
         5.2      Accounts Receivable............................................................................44
         5.3      Title Insurance and Surveys....................................................................45
         5.4      Employee Benefit Plans.........................................................................47
         5.5      Related Party Agreements.......................................................................47
         5.6      Cooperation....................................................................................47
         5.7      Access to Information; Confidentiality; Public Disclosure......................................48
         5.8      Conduct of Business Pending Closing............................................................49
         5.9      Prohibited Activities..........................................................................50
         5.10     Exclusivity....................................................................................51
         5.11     Notification of Certain Matters................................................................52
         5.12     Notice to Bargaining Agents....................................................................52
         5.13     New Jersey ISRA Compliance.....................................................................52
         5.14     Workflow Obligations...........................................................................55
         5.15     Miscellaneous Assets...........................................................................56

6.       CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER............................................................57
         6.1      Representations and Warranties; Performance of Obligations.....................................57
         6.2      No Litigation..................................................................................57
         6.3      No Material Adverse Change.....................................................................57
         6.4      Consents and Approvals.........................................................................57
         6.5      Opinion of Counsel.............................................................................57
         6.6      Charter Documents..............................................................................58
         6.7      Financial Statements...........................................................................58
         6.8      Company Deliveries.............................................................................58
         6.9      Delivery of Closing Financial Certificate......................................................58
         6.10     FIRPTA Compliance..............................................................................59
         6.11     Employment Agreements..........................................................................59
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         6.12     Lease/Real Estate Matters......................................................................59
         6.13     Consulting Agreement...........................................................................59
         6.14     ISRA Clearance.................................................................................59
         6.15     Other Closing Deliveries.......................................................................59
         6.16     Environmental Studies..........................................................................59
         6.17     Facility Engineering Studies...................................................................60
         6.18     Release of Company Guarantees of Personal Debt.................................................60
         6.19     Certified Resolutions..........................................................................60
         6.20     Greenberg Release..............................................................................61
         6.21     Payoff Documentation...........................................................................61

7.       CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STOCKHOLDER AND THE COMPANY..................................61
         7.1      Representations and Warranties; Performance of Obligations.....................................61
         7.2      No Litigation..................................................................................61
         7.3      Consents and Approvals.........................................................................61
         7.4      Consulting Agreement...........................................................................62
         7.5      Lease/Real Estate Matters......................................................................62
         7.6      Release of Personal Guarantees.................................................................62
         7.7      Opinion of Counsel.............................................................................62
         7.8      Other Closing Deliveries.......................................................................62
         7.9      ISRA Clearance.................................................................................62
         7.10     Certified Resolutions..........................................................................62

8.       INDEMNIFICATION.........................................................................................62
         8.1      General Indemnification by the Stockholder.....................................................62
         8.2      Limitation and Expiration......................................................................63
         8.3      Indemnification Procedures.....................................................................64
         8.4      Survival of Representations Warranties and Covenants...........................................66
         8.5      Remedies Cumulative............................................................................66
         8.6      Right to Set Off...............................................................................66
         8.7      General Indemnification of Buyer...............................................................67

9.       NONCOMPETITION..........................................................................................67
         9.1      Prohibited Activities..........................................................................67
         9.2      Confidentiality................................................................................68
         9.3      Damages........................................................................................69
         9.4      Reasonable Restraint...........................................................................69
         9.5      Severability; Reformation......................................................................69
         9.6      Independent Covenant...........................................................................69
         9.7      Materiality....................................................................................69

10.      GENERAL.................................................................................................70
         10.1     Termination....................................................................................70
         10.2     Effect of Termination..........................................................................70
         10.3     Successors and Assigns.........................................................................70
         10.4     Entire Agreement; Amendment; Waiver............................................................71
         10.5     Counterparts...................................................................................71
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         10.6     Brokers and Agents.............................................................................71
         10.7     Expenses.......................................................................................71
         10.8     Specific Performance; Remedies.................................................................72
         10.9     Notices........................................................................................72
         10.10    Governing Law..................................................................................73
         10.11    Severability...................................................................................73
         10.12    Absence of Third Party Beneficiary Rights......................................................73
         10.13    Mutual Drafting................................................................................73
         10.14    Further Representations........................................................................74
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                                       v
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                                       vi
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LIST OF EXHIBITS

EXHIBIT A         -   Form of Employment Agreement (Frank Pauza)
EXHIBIT B         -   Form of Lease - Main Facility
EXHIBIT C         -   Form of Lease - Parking Lot Parcel
EXHIBIT D         -   Form of Consulting Agreement (Sanford L. Batkin)
EXHIBIT E         -   Opinion of Counsel - Stockholder/Company
EXHIBIT F         -   Opinion of Counsel - Buyer/Workflow
EXHIBIT G         -   Form of Employment Agreement (Irwin Greenberg)
EXHIBIT H         -   Form of Release Agreement (Irwin Greenberg)
EXHIBIT I         -   Form of Escrow Agreement


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                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into this 26th day of February, 1999, by and among Workflow Management Acquisition Corp., a New Jersey corporation ("Buyer"), Workflow Management, Inc., a Delaware corporation ("Workflow"), Universal Folding Box Co., Inc., a New York corporation (the "Company"), Sanford L. Batkin, the principal stockholder of the Company ("Principal Stockholder") and the Sanford L. Batkin Annuity Trust ("Additional Stockholder") (the Principal Stockholder and Additional Stockholder constituting all of the stockholders of the Company and referred to herein collectively as "Stockholder").

                                   BACKGROUND

         The Stockholder owns all of the issued and outstanding capital stock of the Company. This Agreement contemplates a transaction in which the Buyer will purchase from the Stockholder, and the Stockholder will sell to the Buyer, all of the outstanding capital stock of the Company (the "Stock") for the cash consideration set forth herein.

         NOW,   THEREFORE,   in   consideration  of  the  premises  and  of  the
representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.       STOCK PURCHASE

         1.1 Stock. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Stockholder will sell to Buyer, and Buyer will purchase from the Stockholder, the Stock for the Purchase Price (as defined below).

         1.2   Purchase Price.

              (1) For purposes of this Agreement, the "Purchase Price" shall be the amounts payable to the Stockholder by Buyer as set forth below in this
Section 1.2(a), which shall be payable in the following manner:

                     (1) $6,000,000 (Six Million Dollars) of the Purchase Price shall be payable in cash ("Cash Purchase Price"), as adjusted pursuant to this Section 1.2 and Section 1.3. The Cash Purchase Price, as so adjusted, shall first be applied to satisfy the escrow obligations set forth in Section 1.4 and the balance shall be paid to the Stockholder in cash at Closing, by wire transfer to such account or accounts as the Stockholder may designate

                     (2) Certain payments shall be made to Stockholder based upon the "Gross Profit" of the Company, as specifically set forth in Section 1.7 hereof. For purposes of the Code, 4.62% of such payments shall be treated as interest for income tax purposes, which is equal to the Applicable Federal Rate for Short-Term Annual obligations as published by the Internal Revenue Service in Revenue Ruling 99-8.

              (2) The Purchase Price has been calculated based upon several factors including the assumption that the net worth of the Company, calculated in accordance with generally accepted accounting principles ("GAAP") consistently applied (with inventory determined in accordance with Section 5.6(d) hereto), is equal to or greater than $3,181,528, reduced by the Real Estate Adjustment as defined in and determined pursuant to Section 1.8 hereof (such amount, after giving effect to the reduction for the Real Estate Adjustment, the "Net Worth Target") as of the Closing;

              (3) If on the Closing Financial Certificate (as defined in Section 6.9), the Certified Closing Net Worth (as defined in Section 6.9) is less than the Net Worth Target, the Cash Purchase Price to be delivered to the Stockholder may, at Buyer's election, be reduced either (i) at the Closing, or (ii) within five (5) days after completion of the Post-Closing Audit (as defined in Section 1.3), by the difference between the Net Worth Target and the Certified Closing Net Worth set forth on the Closing Financial Certificate.

              (4) If on the Closing Financial Certificate, the Certified Closing Net Worth is greater than the Net Worth Target, the Cash Purchase Price to be delivered to the Stockholder will be increased by the difference between the Certified Closing Net Worth set forth on the Closing Financial Certificate and the Net Worth Target. Such increase shall be subject to adjustment as a result of, and shall be paid within five (5) days following completion of the final determination of the Actual Company Net Worth pursuant to Section 1.3 hereof. Notwithstanding the foregoing provisions of this Section 1.2(d), the maximum increase in the Cash Purchase Price pursuant to this Section 1.2(d) shall be $500,000 (Five Hundred Thousand Dollars). The increase in the Cash Purchase Price pursuant to this Section 1.2(d), subject to the limitation of the $500,000 maximum increase, shall be referred to as the "Net Worth Increase."

         1.3   Post-Closing Adjustment.

              (1) The Cash Purchase Price shall be subject to adjustment after the Closing Date as specified in this Section 1.3.

              (2) Within one hundred twenty (120) days following the Closing Date, Buyer shall cause PriceWaterhouseCoopers LLP ("Buyer's Accountant") to audit the Company's books to determine the accuracy of the information set forth on the Closing Financial Certificate (the "Post-Closing Audit"). The parties acknowledge and agree that for purposes of determining the net worth of the Company as of the Closing Date, the value of the assets of the Company shall, except with the prior written consent of Buyer and Stockholder, be calculated as provided in the last paragraph of Section 6.9. Within five (5) days after completion of the Post-Closing Audit, Buyer shall deliver a written notice (the "Financial Adjustment Notice") to the Stockholder, setting forth (i) the determination made by Buyer's Accountant of the actual Company net worth (i.e. total assets minus total liabilities) as of the Closing Date (the "Actual Company Net Worth") and if the Actual Company Net Worth is in excess of the Net Worth Target, the amount of the actual Net Worth Increase, provided that such actual Net Worth Increase shall be limited to a maximum of $500,000(the "Actual

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Net Worth Increase"), (ii) the amount of the Cash Purchase Price that would have been payable at Closing pursuant to Section 1.2(c) or that would be payable after the Closing pursuant to Section 1.2(d) to reflect the Actual Net Worth Increase, if any, in each case had the Actual Company Net Worth been reflected on the Closing Financial Certificate instead of the Certified Closing Net Worth,
(iii) if there is no Actual Net Worth Increase, the amount by which the Cash Purchase Price would have been reduced at Closing had the Actual Company Net Worth been used in the calculations pursuant to Section 1.2(c) (the "Purchase Price Reduction") and (iv) if there is an Actual Net Worth Increase, the amount thereof to be paid after the Closing. The Purchase Price Reduction shall take account of the reduction, if any, to the Cash Purchase Price already taken pursuant to Section 1.2(c)(i).

              (3) The Stockholder shall have thirty(30) days from the receipt of the Financial Adjustment Notice to notify Buyer if the Stockholder disputes such Financial Adjustment Notice. If Buyer has not received notice of such a dispute within such thirty(30) day period, (i) if there is no Actual Net Worth Increase, Buyer shall be entitled to receive from the Stockholder (which may, at Buyer's sole discretion, be from the Pledged Assets as defined in Section 1.4) the Purchase Price Reduction, and (ii) if there is an Actual Net Worth Increase, the Stockholder shall be entitled to receive from the Buyer, the amount of the Actual Net Worth Increase, in each case within five (5) days after the earlier to occur of (x) expiration of such thirty (30) day period, or (y) written notice from Stockholder of the acceptability of the Financial Adjustment Notice. If, however, the Stockholder has delivered notice of such a dispute to Buyer within such thirty(30) day period, then Buyer and Stockholder shall use their good faith efforts to resolve such dispute, but if they have been unable to do so within twenty (20) days of receipt of Stockholder's notice of dispute, then KPMG Peat Marwick, an independent accounting firm that has not represented any of the parties hereto within the preceding two (2) years, shall be engaged to review the Company's books, Closing Financial Certificate and Financial Adjustment Notice(and related information) to determine the amount, if any, of the Purchase Price Reduction, and the amount, if any, of the Actual Net Worth Increase. The independent accounting firm shall make its determination of the Purchase Price Reduction, if any, and the Actual Net Worth Increase, if any, within thirty(30) days of its selection. The determination of the independent accounting firm shall be final and binding on the parties hereto, and upon such determination
(i) if there is no Actual Net Worth Increase, the Buyer shall be entitled to receive from the Stockholder (which may, at Buyer's sole discretion, be from the Pledged Assets as defined in Section 1.4) the Purchase Price Reduction and (ii) if there is an Actual Net Worth Increase, the Stockholder shall be entitled to receive from Buyer the amount of the Actual Net Worth Increase, in each case within five (5) days after the final determination is reported by such independent accounting firm. The costs of the independent accounting firm shall be borne proportionately by Buyer and the Stockholder based on the differential amounts of their respective determinations of the Company's net worth at Closing from the determination of the independent accounting firm, or equally by Buyer and the Stockholder in the event that the determination by the independent accounting firm is equidistant between the Certified Closing Net Worth and the Actual Company Net Worth.
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         1.4   Pledged Assets.



              (1) As collateral security for the payment of any Post-Closing adjustment to the Purchase Price under Section 1.3, or any indemnification obligations of the Stockholder pursuant to Article 8, the Stockholder shall, and by execution hereof does hereby, transfer, pledge and assign to Buyer, for the benefit of Buyer, a security interest in the following assets (the "Pledged Assets"), which shall be held and distributed in accordance with the Escrow Agreement to be entered into on the Closing (as defined in Section 2 below) between Buyer, Stockholder and the Escrow Agent named therein in the form of
Exhibit I hereto (the "Escrow Agreement"):

                    (1) seven percent (7%) of the cash comprising the Cash Purchase Price paid on the Closing Date; and

                    (2) all interest, earnings and other cash and non-cash proceeds of all of the foregoing property and all rights, titles, interests, privileges and preferences appertaining or incident to the foregoing property.

              (2) The Pledged Assets shall be withheld by Buyer from distribution to the Stockholder at the Closing and instead shall be deposited in escrow with the Escrow Agent named in the Escrow Agreement to be held and distributed pursuant to the Escrow Agreement.

              (3) The Pledged Assets shall be available to satisfy any post-Closing adjustment to the Cash Purchase Price pursuant to Section 1.3 and any indemnification obligations of the Stockholder pursuant to Article 8 until One-Hundred Twenty (120) days after the Closing Date (the "Release Date"). Promptly following the Release Date, Escrow Agent shall return or cause to be returned to the Stockholder the Pledged Assets, less Pledged Assets having an aggregate value equal to the amount of (i) any post-Closing adjustment to the Cash Purchase Price payable to Buyer under Section 1.3 (including any post-Closing adjustment to the Cash Purchase Price that is subject to dispute under the terms and conditions of Section 1.3), (ii) any pending claim for indemnification made by any Buyer Indemnified Party (as defined in Article 8), and (iii) any indemnification obligations of the Stockholder pursuant to Article 8, which retained Pledged Assets shall continue to be held in accordance with the terms and conditions of the Escrow Agreement.

         1.5   Exchange of Certificates and Payment of Cash.

              (1) Buyer to Provide Cash. In exchange for the Stock, Buyer shall cause to be paid to the Stockholder by wire transfer the Cash Purchase Price, as adjusted pursuant to Section 1.2 and Section 1.3.

              (2) Certificate Delivery Requirements. At the Closing, the Stockholder shall deliver to Buyer the certificates (the "Certificates") representing the Stock, duly endorsed in blank by the Stockholder, or accompanied by blank stock powers duly executed by the Stockholder and with all necessary transfer tax and other revenue stamps, acquired at the Stockholder's expense, affixed and canceled. The Stockholder shall promptly cure any deficiencies with respect to the endorsement of the Certificates or other documents of conveyance with respect to the stock powers accompanying such Certificates.

              (3) No Further Ownership Rights in Capital Stock of the Company. All cash to be delivered (including cash that constitutes Pledged Assets or other obligations under Section 1.2(a) above) upon the surrender for exchange of shares of the Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Stock, and following the Closing the Stockholder shall have no further rights to, or ownership in, shares of capital stock of the Company.

              (4) Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of the Stock shall have been lost, stolen or destroyed, Buyer shall cause payment to be made in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the Stockholder, such cash as provided in Section 1.2.

         1.6 Accounting Terms. Except as otherwise expressly provided herein or in the Schedules, all accounting terms used in this Agreement shall be interpreted, and all financial statements, Schedules, certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP consistently applied (with inventory determined in accordance with Section 5.6(d) hereto).

         1.7   Post-Closing Earn-out.

              (1) For (i) the period commencing the date after the Closing Date and ending April 24, 1999 ("Initial Fiscal Period"), (ii) for each of Buyer's next four (4) fiscal years following the Initial Fiscal Period, and (iii) the period commencing April 27, 2003 and ending on the date that is five (5) years after the Closing Date (such periods individually an "Annual Earn-out Period"), Stockholder shall be entitled to receive from the Buyer ten percent (10%) of the annual Gross Profit (as defined herein) of the Company for any Annual Earn-out Period, on the specific terms and conditions set forth in this Section 1.7 (such payments the "Earn-out"). Any Earn-out due shall be payable in cash within thirty (30) days after the last day of the respective Annual Earn-out Period, and shall be accompanied by a detailed computation of the Earn-out certified by a financial officer of Workflow as being true, complete and correct and prepared from the books and records of the Company. Subject to the confidentiality requirements of Section 9.2 hereof, Stockholder or a certified public accountant designated by him may by advance appointment during business hours inspect the books and records of the Company relevant to computation of the Earn-out amount to confirm the reported Earn-out amount. Such inspection shall be at Stockholder's expense; provided, however, that if as a result of such inspection it is finally determined that the amount of the Earn-out to be properly paid to

Stockholder is at least five (5%) percent greater than that originally reported by the Company, then such inspection shall be at the expense of the Company.

              (2) Gross Profit for any period shall mean the amount of the Company's "Net Sales" less "Cost of Goods Sold," in each case on an unconsolidated basis and without giving effect to the results of operations of any direct or indirect parent or subsidiary of the Company. "Net Sales" for any period means the invoiced amount of goods sold by the Company during such period to the Earn-out Accounts (as defined below), less actual trade discounts, returns, artwork to the extent not paid by customers, and freight to the extent not paid by customers and a reserve for bad debts in the amount of one and eight/tenths percent (1.8%, referred to herein, as the "Reserve Percentage") of the foregoing amount. In each Annual Earn-out period after the first, the Net Sales amount, as computed in accordance with the preceding sentence, shall be
(x) adjusted upward, on a dollar for dollar basis, to the extent the actual bad debt experience for the prior Annual Earn-out period was more favorable to the Company than the Reserve Percentage and (y) adjusted downward, on a dollar for dollar basis, to the extent the actual bad debt experience for the prior Annual Earn-out period was less favorable to the Company than the Reserve Percentage. For the final Annual Earn-out Period, in addition to the adjustment to Net Sales for such final Annual Earn-out Period specified in the preceding sentence with respect to the actual bad debt experience for the Annual Earn-out Period just prior to the final Annual Earn-out Period, there will be a similar adjustment and payment, as specified in the preceding sentence, with respect to the actual bad debt experience for the final Annual Earn-out Period, within nine(9) months of completion of the final Annual Earn-out Period. By way of example, if in the first Annual Earn-out Period, the actual bad debt experience reflected 1.5% of Net Sales(rather than 1.8%), and Net Sales for the first Annual Earn-out Period were $10,000,000, then the differential of 0.3% times $10,000,000 (computed to $30,000) would be added to the calculation of Net Sales for the second Annual Earn-out Period. By way of another example, if in the first Annual Earn-out Period, the actual bad debt experience reflected 2.0% of Net Sales(rather than 1.8%), and Net Sales for the first Annual Earn-out Period were $10,000,000, then the differential of 0.2% times $10,000,000 (computed to $20,000) would be subtracted from the calculation of Net Sales for the second Annual Earn-out Period. "Earn-out Accounts" means (i) those accounts of the Company existing on the date hereof as identified on Schedule 1.7(b) ("Existing Accounts"), (ii) those accounts of the Company generated from and after the date hereof by the Company's own sales staff ("New Generated Accounts"), and (iii) those other accounts actually and specifically assigned to or referred to the Company by Workflow or its subsidiaries from and after the Closing Date ("New Assigned Accounts"). The Earn-out Accounts shall exclude accounts of businesses or companies acquired by Workflow, Buyer, the Company or any of their subsidiaries and any accounts (other than Existing Accounts or New Generated Accounts) which in the discretion of Workflow and its subsidiaries are not actually and specifically assigned to the Company. "Cost of Goods Sold" for any period means the cost of goods sold which are allocable to Net Sales as determined in a manner consistent with the Company's historical method of determining Cost of Goods Sold; provided, however, that Cost of Goods Sold shall not be reduced by any purchase discounts, bulk purchase discounts, special discounts or other similar incentives, other than normal payment term discounts and normal discounts off list price.

              (3) To the extent that the Company has a negative Gross Profit during any Annual Earn-out Period (such amount a "Gross Profit Loss"), the Gross Profit Loss shall be carried forward to the subsequent Annual Earn-out Period(s) and aggregated with the Gross Profit (or Gross Profit Loss) for such subsequent Annual Earn-out Period(s) for purposes of determining the Earn-out, if any, due for such subsequent Annual Earn-out Period(s). All Gross Profit Losses shall continue to be carried forward on an annual basis until such time as Gross Profits are fully offset by the total amount of the Gross Profit Losses. Any Gross Profit Losses will not effect prior payments of Earn-outs for Annual Earn-out Periods in which the Company had a Gross Profit.

              (4) In the event that, after the date of this Agreement, the Company is merged (or otherwise consolidated) into Buyer, Workflow or any direct or indirect subsidiary of Buyer or Workflow (any such entity a "Merger Affiliate") such that the Company is not the surviving corporation under applicable law, the Earn-out shall only be payable with respect to the business and operations conducted by the Company and without reference to the business and operations of the Merger Affiliate. For purposes of calculating the Earn-out payable under this Section 1.7 after a merger or other consolidation by the Company and a Merger Affiliate, the Buyer shall cause such Merger Affiliate to
(i) conduct the Company's former business and operations as a division of the Merger Affiliate with substantially the same sales organization ("Company Division") and (ii) maintain such financial reporting systems as are necessary to accurately calculate the Gross Profit (or Gross Profit Losses) of the Company Division.

              (5) Except as otherwise expressly agreed to by Buyer and Company, the Earn-out shall only be payable with respect to the business and operations currently conducted by the Company (or by the Company Division) and any product lines of the Company not referenced in Schedule 3.36 of current product lines of the Company and developed solely by the Stockholder and approved by the Buyer and without reference to any other entity hereafter merged into or otherwise consolidated with the Company. The foregoing reference to the business and operations currently conducted by the Company does not exclude the New Generated Accounts and the New Assigned Accounts. In the event that the Buyer or Workflow causes any entity to merge or otherwise consolidate into the Company or to be acquired by the Company or any subsidiary thereof, such that the Company is the surviving corporation under applicable law, the Company shall maintain such financial reporting systems as are necessary to accurately calculate the Gross Profit (or Gross Profit Losses) of the Company (or the Company Division) without taking into account the results of any other operations or acquisitions of the Company or any such other entity. Except as provided in the first sentence of this Section 1.7(e), no Earn-out shall be payable with respect to any Gross Profit attributable to product lines offered by Buyer, Workflow or their direct or indirect subsidiaries that are not referenced in Schedule 3.36 of current product lines of the Company. During the period from the Closing Date through the date which is five (5) years after the Closing Date, neither Company, Workflow, Buyer or any Merger Affiliate (in the case of a transaction referred to in Section 1.7(d) above), shall dismantle, transfer or sell the business or assets or sales organization of the Company (or Company Division, as applicable) relevant to the generation of Net Sales for computation of the Earn-out; provided, however, that (i) transactions meeting the requirements of Sections 1.7(d) and 1.7(e) may be implemented, (ii) Company (or the Company Division, as applicable) may sell inventory and other assets, and replace, improve or dispose of obsolete or non-useable assets, in the ordinary course of business, (iii) all or substantially all of the assets, business or capital stock of the Company or Company Division may be sold to a bona-fide third party purchaser which assumes in writing, in favor of Stockholder, all obligations of the Buyer under this
Section 1.7 with respect to payment of the Earn-Out from and after the date of such sale and (iv) the Company's business operations may be discontinued and its assets liquidated if, on a sustained and continuing basis, the Company is unable to operate profitability and it is not economically feasible to continue such business, or if there is a catastrophic event such that the Company is unable to utilize its main manufacturing facility on a sustained and continuing basis.

              (6) Notwithstanding anything in this Section 1.7 to the contrary, Buyer shall have the right to reduce any amounts otherwise payable as an Earn-out by (i) the amount of any indemnification obligations of the Stockholder under Article 8 and (ii) the amount of any Purchase Price Reduction which Stockholder has failed to repay to Buyer.

              (7) Notwithstanding anything in Sections 1.7(a) through 1.7(e) to the contrary, but subject to reduction pursuant to Section 1.7(f), (i) the Earn-out payment for each Annual Earn-out Period which is a full fiscal year shall be not less than $300,000 and (ii) the Earn-out Payment for each Annual Earn-out Period which is not a full fiscal year shall be not less than $300,000 multiplied by a fraction, the numerator of which is the number of calendar days in the applicable Annual Earn-out Period and the denominator is 365. Any amount payable under this Section 1.7(g) shall be payable within thirty (30) days after the last day of the respective Annual Earn-out Period, and shall be payable by the Buyer regardless of whether the Company is sold, merged or liquidated.

         1.8   Real Estate Distribution.

              (1) Prior to the Closing, the Company shall distribute and convey to the Stockholder or an entity owned or controlled by Stockholder ("Fee Owner") the Real Property (as hereinafter defined) located at Madison and Thirteenth Streets, Hoboken, New Jersey, which serves as the Company's main facility, and more particularly described on Schedule 1.8(a) hereto (the "Main Facility Real Property"). Such transfer shall be "As Is" and without recourse to the Company or the Buyer. All documentation utilized to effectuate such transaction shall be provided to Buyer in advance of the Closing and shall be reasonably satisfactory to Buyer.

              (2) The dollar value assigned to such real estate distribution for purposes of adjusting the net worth of the Company on the Closing Date shall be determined as the historical cost basis of such property less accumulated depreciation for financial accounting purposes (such amount as finally determined referred to herein as the "Real Estate Adjustment"). The amount of the Real Estate Adjustment shall be excluded from the computation of the Certified Closing Net Worth and the Actual Company Net Worth. For illustrative purposes only, the amount of the Real Estate Adjustment and method of calculation thereof, if computed as of December 31, 1998, is set forth on
Schedule 1.8(b) hereto.

              (3) All Taxes (as defined in Section 3.26) and other transaction fees and expenses relating to the distribution and conveyance of such real estate by the Company to the Fee Owner shall be borne exclusively by the Stockholder (and not the Company).

         1.9 Stockholders' Representative; Allocation of Purchase Price to Stockholders.

              (1) Each of the Principal Stockholder and the Additional Stockholder, by signing this Agreement, designates the Principal Stockholder to be the Stockholders' Representative for purposes of this Agreement. Both the Principal Stockholder and the Additional Stockholder shall be bound by any and all actions taken by the Stockholders' Representative on their behalf.

              (2) Buyer and Workflow (and from and after the Closing Date, the Company) shall be entitled to rely upon any communication or writings given or executed by the Principal Stockholder. All communications or writings to be sent to the Stockholder pursuant to this Agreement may be addressed to the Stockholders' Representative and any communication or writing so sent shall be deemed notice to both the Principal Stockholder and the Additional Stockholder. The Principal Stockholder and the Additional Stockholder hereby consent and agree that the Stockholder's Representative is authorized to accept deliveries, including any notice, on behalf of the Principal Stockholder and the Additional Stockholder.

              (3) The Stockholders' Representative is hereby appointed and constituted the true and lawful attorney in fact of each of the Principal Stockholder and the Additional Stockholder, with full power in his name and on his behalf to act according to the terms of this Agreement in the absolute discretion of the Stockholders' Representative, and in general to do all things and to perform all acts, including without limitation, executing and delivering all agreements, certificates receipts, instructions and other instruments contemplated by or deemed advisable in connection with Article 8 of this Agreement. This power of attorney and all authority hereby conferred is granted in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and coupled with an interest and shall not be terminated by any act of the Principal Stockholder or the Additional Stockholder, by operation of law, whether by death or any other event.

              (4) All payments of the Cash Purchase Price and Earn-outs, distributions of the Pledged Assets, and adjustments to such payments including the Purchase Price Adjustment, shall be paid or allocated among the Principal Stockholder and the Additional Stockholder pro-rata in accordance with their respective percentage ownership interests in the common stock of the Company sold to the Buyer under this Agreement, which interests are hereby agreed to be as follows:

         Principal Stockholder           84.972%  (Eighty-Four   and  Nine
                                         Hundred  Seventy  Two  One thousandths
                                         Percent)
         Additional Stockholder          15.028%  (Fifteen and Twenty-Eight
                                         one thousandths Percent)

2.       CLOSING

         The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place through the delivery of executed originals or facsimile counterparts of all documents required hereunder within five (5) days after such date that all conditions to Closing (other than the delivery by the parties of closing certificates and similar ministerial actions) shall have been satisfied or waived (provided however, that such closing certificates and similar ministerial actions shall be delivered and/or taken at the Closing), or at such other time and date as Buyer, the Company and the Stockholder may mutually agree, which date shall be referred to as the "Closing Date."

3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDER

         To induce Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each of the Company and the Stockholder represents and warrants to Buyer as follows (for purposes of this Agreement, the phrases "knowledge of the Company" or the "Company's knowledge," or words of similar import, mean the actual knowledge of the Stockholder, Frank Pauza, President of the Company, and/or Brent Rance, Chief Financial Officer of the Company.

              3.1 Due Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to own, operate and lease its properties and to carry on its business in the places and in the manner as now conducted, except where the failure to be so qualified would not have a material adverse effect on the Company or its business or assets (a "Material Adverse Effect"). Schedule 3.l hereto contains a list of all jurisdictions in which the Company is authorized or qualified to do business. The Company is in good standing as a foreign corporation in each jurisdiction in which the character of the property owned, leased or operated by the Company, or the nature of the business or activities conducted by the Company, makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect. The Company has delivered to Buyer true, complete and correct copies of the Certificate of Incorporation and Bylaws of the Company, as amended to date. Such Certificate of Incorporation and Bylaws are collectively referred to as the "Charter Documents." The Company is not in violation of any Charter Documents. The minute books of the Company have been made available to Buyer (and have been delivered, along with the Company's original stock ledger and corporate seal, to Buyer) and are correct and, except as set forth in Schedule 3.1, complete in all material respects. Schedule 3.1 contains a complete and accurate list of the directors and officers of the Company.

              3.2 Authorization; Validity. The Company has the full legal right, corporate power and authority to enter into this Agreement and the transactions contemplated hereby and to perform its obligations pursuant to the terms of this Agreement. The Stockholder has the full legal right and authority to enter into this Agreement and the transactions contemplated hereby and to perform his respective obligations pursuant to the terms of this Agreement. The execution and delivery of this Agreement by the Company and the performance by the Company of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of the Company and the Stockholder and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of the Company and the Stockholder, enforceable in accordance with its terms, except where such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

              3.3 No Conflicts. Provided that the consents referred to in
Schedule 3.3 are obtained prior to the Closing, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof will not:

              (1) conflict with, or result in a breach or violation of, any of the Charter Documents;

              (2) conflict with, or result in a default (or would constitute a default but for any requirement of notice or lapse of time or both) under, any document, agreement or other instrument to which the Company or the Stockholder is a party or by which the Company or the Stockholder is bound, or result in the creation or imposition of any lien, charge or encumbrance on any of the Company's properties pursuant to (i) any law or regulation to which the Company or the Stockholder or any of their respective property is subject, or (ii) any judgment, order or decree to which the Company or the Stockholder is bound or any of their respective property is subject;

              (3) result in termination or any impairment of any permit, license, franchise, contractual right or other authorization of the Company; or

              (4) violate any law, order, judgment, rule, regulation, decree or ordinance to which the Company or the Stockholder is subject or by which the Company or the Stockholder is bound including, without limitation, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), together with all rules and regulations promulgated thereunder.

              3.4 Capital Stock of the Company. The authorized capital stock of the Company consists of 1,000 shares of common stock, no par value, of which 885 shares are issued and outstanding and 65 shares are held as treasury stock. All of the issued and outstanding shares of the capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are owned of record and beneficially by the Stockholder free and clear of all Liens (defined below). The Principal Stockholder is the record and beneficial owner of 752 shares of Common Stock of the Company and the Additional Stockholder is the record and beneficial owner of 133 shares of Common Stock of the Company. All of the issued and outstanding shares of the capital stock of the Company were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws concerning the issuance of securities. Further, none of such shares was issued in violation of any preemptive rights. There are no voting agreements or voting trusts with respect to any of the outstanding shares of the capital stock of the Company. For purposes of this Agreement, "Lien" means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, right of first offer, preemptive, conversion, put, call or other claim or right, covenant, encroachment, easement or similar restriction, any lease to which the relevant asset is subject, restriction on transfer (other than restrictions imposed by federal and state securities laws), or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets, any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction), or any other matter affecting title to any of the Owned Real Property.

              3.5 Transactions in Capital Stock. Except as set forth in Schedule 3.5, no option, warrant, call, subscription right, conversion right or other contract or commitment of any kind exists of any character, written or oral, which may obligate the Company or the Stockholder to issue, transfer, or sell, or for there to otherwise become outstanding, any shares of capital stock. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. As a result of the transactions contemplated by this Agreement, Buyer will be the record and beneficial owner of all outstanding capital stock of the Company and rights to acquire capital stock of the Company. Except as set forth on Schedule 3.5, neither the Company nor the Stockholder has entered into any agreement or promise (oral or written) whereby any employee, consultant, director, officer, customer, supplier, broker, finder, distributor or dealer of the Company or any other person or entity (other than the Stockholder) has any right to the proceeds of or to participate in or to receive any payment in connection with any sale of the capital stock, assets or business of the Company, or upon any merger, consolidation or change in control of the Company.

         3.6   Subsidiaries, Stock, and Notes.

              (1) Except as set forth on Schedule 3.6(a), the Company has no subsidiaries. For purposes of this Agreement, "subsidiaries" means any corporation, partnership, limited liability company, association or other business entity of which a person (as defined in Section 10.13) owns, directly or indirectly, more than 50% of the voting securities thereof.

              (2) Except as set forth on Schedule 3.6(b), the Company does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, nor is the Company, directly or indirectly, a participant in any joint venture, partnership, limited liability company or other noncorporate entity.

              (3) Except as set forth on Schedule 3.6(c), there are no promissory notes that have been issued to, or are held by, the Company. The aggregate amount of loans made by the Company to its employees outstanding as of the date hereof does not exceed $25,000.

              3.7 Complete Copies of Materials. The Company has delivered to Buyer true and complete copies of each agreement, contract, commitment or other document (or summaries thereof) that is referred to in the Schedules.

              3.8 Absence of Claims Against Company. The Stockholder does not have any claims against the Company, other than debt to the Principal Stockholder set forth on Schedule 3.8 which will be paid or extinguished at or before the Closing.

         3.9   Company Financial Conditions.

            (1) The Company's net worth (i) as of the end of its fiscal year ending December 31, 1997 was not less than $3,181,528, and (ii) as of the Closing will not be less than the Net Worth Target; provided however, if the Company's net worth at Closing is less than the Net Worth Target, and the Closing occurs, then the Buyer's sole remedy for violation of this clause (ii) shall be to recover the Purchase Price Reduction pursuant to Section 1.3 hereof.

              (2) The Company's sales for (i) its fiscal year ending December 31, 1997 were not less than $17,037,649, and (ii) the twelve (12) month period ending December 31, 1998 were not less than $19,000,000;

              (3) The Company's earnings before interest, taxes and depreciation (after the addition of "add-backs" set forth on Schedule 3.9(c)) for (i) its fiscal year ending December 31, 1997 were not less than $1,779,902 and (ii) the twelve (12) month period ended December 31, 1998, were not less than $2,000,000 (in each case assuming an annual rental expense of $370,000).

              (4) The sum of the Company's total outstanding long term and short term indebtedness to (i) banks and (ii) all other financial institutions and creditors (in each case including the current portions of such indebtedness, but excluding trade payables and other accounts payable incurred in the ordinary course of the Company's business consistent with past practice and excluding debt to Stockholder and obligations or liabilities attributable to the Section 338(h)(10) Election (as defined below)) as of the Closing Date will not be more than $2,496,337 (such maximum outstanding debt referred to herein as the "Accepted Indebtedness"). The Company's indebtedness to Stockholder shall be paid or extinguished at or prior to the Closing Date.

For purposes of Section 3.9(a) and (c), calculation of amounts as of the Closing shall be made in accordance with the last paragraph of Section 6.9.

              3.10 Financial Statements. The Company has delivered to the Buyer
(a) true, complete and correct copies of the Company's audited balance sheet as of December 31, 1997 (the end of its most recent completed fiscal year), and income statement for the year ended December 31, 1997 (collectively, the "Audited Financials") and (b) true, complete and correct copies of the Company's unaudited balance sheet (the "Interim Balance Sheet") as of December 31, 1998 (the "Balance Sheet Date") and income statement, for the twelve (12) month period then ended (collectively, the "Interim Financials," and together with the Audited Financials, the "Company Financial Statements"). Except as noted on the auditors' report accompanying the Audited Financials, the Company Financial Statements have been prepared in accordance with GAAP consistently applied, subject, in the case of the Interim Financials, (i) to normal year-end audit adjustments, which individually or in the aggregate will not be material, (ii) the exceptions stated on Schedule 3.10, and (iii) to the omission of footnote information. Each balance sheet included in the Company Financial Statements presents fairly in all material respects the financial condition of the Company as of the date indicated thereon, and each of the income statements included in the Company Financial Statements presents fairly in all material respects the results of its operations for the periods indicated thereon. Since the dates of the Company Financial Statements, there have been no material changes in the Company's accounting policies other than as requested by Buyer to conform the Company's accounting policies to GAAP.

              3.11 Liabilities and Obligations.

              (1) The Company is not liable for or subject to any liabilities except for:

                  (1) those liabilities reflected on the Interim Balance Sheet and not previously paid or discharged;

                  (2) those liabilities arising in the ordinary course of its business consistent with past practice under any contract, commitment or agreement specifically disclosed on any Schedule to this Agreement or not required to be disclosed thereon because of the term or amount involved is less than the threshold set forth in any applicable provision of this Agreement expressly permitting exemption from disclosure of the particular type of liability;

                  (3) those liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, which liabilities are not, individually or in the aggregate, material; and

                  (4) liabilities relating to occasional customer product replacements or adjustments requested after the Balance Sheet Date for products shipped prior to or subsequent to the Balance Sheet Date, not in excess of historical amounts over such time period.

              (2) The Company has delivered to Buyer, in the case of those liabilities disclosed in the Schedules hereto, which are either (i) not fixed or
(ii) are being contested, a reasonable estimate of the maximum amount which may be payable.

              (3) Schedule 3.11(c) includes a summary description of all plans or projects involving the opening of new operations, expansion of any existing operations, the expansion or acquisition of any real property or leased facilities, the acquisition of any business or the purchase, lease or development of significant equipment or systems, to which management of the Company has made any material expenditure, contract or commitment in the two-year period prior to the date of this Agreement, which if pursued by the Company would require additional material expenditures of capital.

              (4) For purposes of this Section 3.11, the term "liabilities" shall include without limitation any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured. Schedule 3.11(d) contains a complete list of all indebtedness for borrowed money of the Company.

              3.12 Books and Records. The Company has made and kept books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company. The Company has not engaged in any transaction, maintained any bank account, or used any corporate funds except for transactions, bank accounts, and funds which have been and are reflected in its normally maintained books and records.

              3.13 Bank Accounts; Powers of Attorney. Schedule 3.13 sets forth a complete and accurate list as of the date of this Agreement, of:

              (1) the name of each financial institution in which the Company has any account or safe deposit box;

              (2) the names in which the accounts or boxes are held;

              (3) the type of account;

              (4) the name of each person authorized to draw thereon or have access thereto; and

              (5) the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Company and a description of the terms of such power.

              3.14 Accounts and Notes Receivable. The Company has delivered to Buyer a complete and accurate list, as of a date not more than two (2) business days prior to the date hereof, of the accounts and notes receivable of the Company (including without limitation receivables from and advances to employees and the Stockholder), which includes an aging of all accounts and notes receivable showing amounts due in thirty (30) day aging categories (collectively, the "Accounts Receivable"). All such Accounts Receivable represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Such Accounts Receivable are collectible net of any reserves for bad debts, returns and allowances shown on the Company's books and records (which reserves are adequate and calculated consistent with past practice). There is no contest, claim, or right of set-off, other than rebates and returns in the ordinary course of business, under any contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.

              3.15 Permits. The Company owns or holds all licenses, franchises, permits and other governmental authorizations, including without limitation permits, titles (including without limitation motor vehicle titles and current registrations), fuel permits, licenses and franchises necessary for the continued operation of its business as it is currently being conducted (the "Permits"). The Permits are valid, and the Company has not received any notice that any governmental authority intends to modify, cancel, terminate or fail to renew any Permit. No present or former officer, manager, member or employee of the Company or any affiliate thereof, or any other person, firm, corporation or other entity, owns or has any proprietary, financial or other interest (direct or indirect) in any Permits. The Company has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the Permits and other applicable orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing, other than Diminimus Violations (as defined below). The transactions contemplated by this Agreement will not result in a default under, or a breach or violation of, or adversely affect the rights and benefits afforded to the Company, by any Permit.

              3.16 Real Property.

              (1) For purposes of this Agreement, "Real Property" means all of the Company's right, title and interest in and to the following: all interests in real property including, without limitation, fee estates, leaseholds and subleaseholds, easements, licenses of real property, rights to access, and rights of way, and all buildings and other improvements and fixtures (other than removable trade fixtures) located thereon or affixed thereto (including without limitation the Tangible Real Estate Assets relating thereto defined in Section 3.16(c)(iii) below) , owned or used by the Company, together with any additions thereto or replacements thereof. "Real Property" and "Owned Real Property" shall exclude the vacant land parcels owned by the Company in the Pine Barrens area of New Jersey (the "Pine Barrens Real Property").

              (2) Schedule 3.16(b) contains a complete and accurate description of all Real Property (including street address, legal description (where known), owner, and Company's use thereof) and, to the Company's knowledge, any Lien affecting such Real Property ("Encumbrances"). Schedule 3.16(b) indicates whether the Real Property is owned or leased. The Real Property listed on
Schedule 3.16 includes all interests in real property necessary to conduct the business and operations of the Company as currently conducted.

              (3) (1) The "Owned Real Property" shall be defined to include (x) the Main Facility Real Property, and (y) the adjacent parking lot parcel owned by the Article Third Trust under the will of Ruth L. Batkin more particularly described on Schedule 3.16(b) hereto (the "Parking Lot Real Property"). With respect to the Main Facility Real Property, the Fee Owner (and in the case of the Parking Lot Real Property, the Article Third Trust under the will of Ruth L. Batkin) at the Closing will be the sole owner of and have good fee simple and insurable title to the Main Facility Real Property (in the case of the Fee Owner) and the Parking Lot Real Property (in the case of said Trust), in each case free and clear of any Encumbrances other than the following (collectively, "Permitted Encumbrances"): (A) Liens for current taxes, assessments and water and sewer charges not yet due and payable, and (B) Encumbrances and title defects and other matters as set forth on Schedule 3.16(c)(i); provided, however, notwithstanding the foregoing, any Encumbrance(s) (1) which does not constitute a mortgage or other Lien, statutory, consensual or otherwise, where enforcement could result in foreclosure on, or the sale or transfer of, the Owned Real Property (other than the Liens described in the preceding clause (A) of this Section 3.16(c)(i) or Liens created by or on behalf of Buyer), and (2) which individually or in the aggregate do not, in any material respect, interfere with or prohibit (x) the Company's exercise or enjoyment of any of its rights under the leases of the Main Facility Real Property and Parking Lot Real Property to be entered into on or prior to the Closing Date pursuant to subsections 6.12(a) and 6.12(b) herein below (the "Closing Leases"), or (y) the use of any such Owned Real Property for any purpose permitted by any of the Closing Leases, shall be deemed to be Permitted Encumbrances.

              (2) The Company has rights of ingress and egress to and from all parcels of Owned Real Property from and to a publicly dedicated street.

              (3) Except as set forth on Schedule 3.16(c)(iii), all structures, improvements and additions and all structural, mechanical and other physical systems thereof that constitute part of the Owned Real Property, including but not limited to the walls, roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water and storm water systems, and the cyclone "Vacuum System," including all ducts, ductwork and other installations comprising said system, at the Owned Real Property (collectively, the "Tangible Real Estate Assets"), are free of defects (other than "Diminimus Violations" as defined herein) and in reasonably good operating condition and repair, considering the age and use thereof and ordinary wear and tear excepted. For purposes of this Section, a defect shall mean a condition relating to the structures or any structural, mechanical or physical system which requires an expenditure of more than $1,000 to correct. No maintenance or repair to the Owned Real Property, Structures or any Tangible Asset has been unreasonably deferred. There is no water seepage, diffusion or other intrusion into said buildings, including any subterranean portions, that would impair beneficial use of the Owned Real Property, Structures or any Tangible Real Estate Asset as presently used and operated. A "Diminimus Violation" shall be defined as a minor, insignificant defect, violation or infraction the existence of which does not interfere with operation of the Company's business and which can be cured or remedied at nominal expense and without interference with the operation of the Company's business.

              (4) All water, sewer, gas, electric and drainage facilities, and all other utilities required by any applicable law or by the use and operation of the Owned Real Property in the conduct of the Company's business are installed to the property lines of the Owned Real Property, are connected pursuant to valid Permits to municipal or public utility services or proper drainage facilities, are operable and are adequate to service the Owned Real Property in the operation of the Company's business as presently conducted and to permit compliance with the requirements of all laws in the operation of such business (except for Diminimus Violations of the foregoing). To the Company's knowledge, no fact or condition exists which could result in the termination or material reduction of the current access from the Real Property to existing roads or to sewer or other utility services presently serving the Real Property.

              (5) Except as set forth on Schedule 3.16(c)(v), and except for Diminimus Violations and Permitted Encumbrances, the Owned Real Property and all present uses and operations of the Owned Real Property comply with all applicable statutes, rules, regulations, ordinances, orders, writs, injunctions, judgments, decrees, awards or restrictions of any government entity having jurisdiction over any portion of the Owned Real Property (including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to zoning, land use, safety, health, employment and employment practices and access by the handicapped) (collectively, "Laws"), covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Owned Real Property. The Company has obtained all approvals of governmental authorities (including certificates of use and occupancy and Permits) required in connection with the construction, ownership, use, occupation and operation of the Owned Real Property as presently used and operated.

              (6) None of the Structures, the appurtenances thereto or the equipment therein or the operation or maintenance thereof, or the current conduct of the Company's business, violates any restrictive covenant or encroaches on any property owned by others or any easement, right of way or other Encumbrance or restriction affecting such Owned Real Property in any respect, other than Diminimus Violations and Permitted Encumbrances. The Owned Real Property and its current continued use, occupancy and operation does not constitute a nonconforming use and is not the subject of a special use permit under any applicable Law.

              (7) There are no pending or, to the Company's knowledge, threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Owned Real Property which do or may adversely effect the current use, occupancy or value thereof, nor has the Company or the Stockholder received notice of any pending or threatened special assessment proceedings affecting any portion of the Owned Real Property.

              (8) Except as set forth on Schedule 3.16(c)(viii) hereto, no portion of the Owned Real Property or the structures, facilities and improvements to the Owned Real Property (the "Structures") has suffered any damage by fire or other casualty which has not heretofore been completely repaired and restored to its original condition.

              (9) There are no parties other than the Company in possession of any of the Real Property or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties other than the Company the right of use or occupancy of any portion of the Real Property or any portion thereof, other than pursuant to Permitted Encumbrances.

              (10) There are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein. The Company has not transferred any air rights or development rights relating to the Owned Real Property.

              (11) Except as set forth on Schedule 3.16(c)(xi) hereto, there are no service contracts or other agreements relating to the use or operation of the Real Property.

              (12) Except as set forth on Schedule 3.16(c)(xii) hereto, no portion of the Owned Real Property is located in a wetlands area, as defined by Laws, or in a designated or recognized flood plain, flood plain district, flood hazard area or area of similar characterization. No present commercial use of any portion of the Owned Real Property will violate any requirement of the United States Corps of Engineers or Laws relating to wetlands areas.

              (13) All real property taxes and assessments that are due and payable with respect to the Owned Real Property have been paid or will be paid at or prior to Closing.

              (14) All oral or written leases, subleases, licenses, concession agreements or other use or occupancy agreements pursuant to which the Company leases from any other party any Real Property, including all amendments, renewals, extensions, modifications or supplements to any of the foregoing or substitutions for any of the foregoing (collectively, the "Leases") are valid and in full force and effect. The Company has provided Buyer with true and complete copies of all of the Leases, all amendments, renewals, extensions, modifications or supplements thereto, and all material correspondence related thereto, including all correspondence pursuant to which any party to any of the Leases declared a default thereunder or provided notice of the exercise of any option granted to such party under such Lease. The Leases and the Company's interests thereunder are free of all Liens, except for the Permitted Encumbrances.

              (15) Except as set forth on Schedule 3.16(c)(xv) hereto, none of the Leases requires the consent or approval of any party thereto in connection with the consummation of the transactions contemplated hereby.

              3.17 Personal Property.

              (1) Schedule 3.17(a) sets forth a complete and accurate list of all tangible personal property ("Personal Property") included on the Interim Balance Sheet and all other personal property owned or leased by the Company with a current book value in excess of $5,000 both (i) as of the Balance Sheet Date and (ii) acquired since the Balance Sheet Date, including in each case true, complete and correct copies of leases for Personal Property and an indication as to which Personal Property is currently owned, or was formerly owned, by the Stockholder or business or personal affiliates of the Stockholder or of the Company.

              (2) The Company currently owns or leases all Personal Property necessary to conduct the business and operations of the Company as they are currently being conducted.

              (3) All of the trucks and other Personal Property consisting of material, machinery and equipment of the Company, including those listed on
Schedule 3.17(a), are in good working order and condition, ordinary wear and tear excepted. All Personal Property leases set forth on Schedule 3.17(a) are in full force and effect and constitute valid and binding agreements of the Company, and the Company is not in breach of any of their terms, other than Diminimus Violations. All Personal Property used by the Company that is material to the operation of its business is either owned by the Company or leased under an agreement listed on Schedule 3.17(a).

         3.18     Intellectual Property.

              (1) The Company is the true and lawful owner of, or is licensed or otherwise possesses legally enforceable rights to use, the registered and unregistered Marks (as defined below) listed on Schedule 3.18(a). Such schedule lists (i) all of the Marks registered in the United States Patent and Trademark Office ("PTO") or the equivalent thereof in any state of the United States or in any foreign country, and (ii) all of the unregistered Marks, that the Company now owns or uses in connection with its business. Except with respect to those Marks shown as licensed on Schedule 3.18(a), the Company owns all of the registered and unregistered trademarks, service marks, and trade names that it uses. The Marks listed on Schedule 3.18(a) will not cease to be valid rights of the Company by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. For purposes of this Section 3.18, the term "Mark" shall mean all right, title and interest in and to any United States or foreign trademarks, service marks and trade names now held by the Company, including any registration or application for registration of any trademarks and services marks in the PTO or the equivalent thereof in any state of the United States or in any foreign country, as well as any unregistered marks used by the Company, and any trade dress (including logos, designs, company names, business names, fictitious names and other business identifiers) used by the Company in the United States or any foreign country.

              (2) The Company is the true and lawful owner of, or is licensed or otherwise possesses legally enforceable rights to use, all rights in the Patents listed (as defined below) on Schedule 3.18(b)(i) and in the Copyright (as defined below) registrations listed on Schedule 3.18(b)(ii). Such Patents and Copyrights constitute all of the Patents and Copyrights that the Company now owns or is licensed to use. The Company owns or is licensed to practice under all patents and copyright registrations that the Company now owns or uses in connection with its business. For purposes of this Section 3.18, the term "Patent" shall mean any United States or foreign patent to which the Company is the owner of, or is licensed to use, as of the date of this Agreement, as well as any application for a United States or foreign patent made by the Company; the term "Copyright" shall mean any United States or foreign copyright owned or licensed by the Company as of the date of this Agreement, including any registration of copyrights, in the United States Copyright Office or the equivalent thereof in any foreign county, as well as any application for a United States or foreign copyright registration made by the Company.

              (3) The Company is the true and lawful owner of, or is licensed or otherwise possesses legally enforceable rights to use, all rights in the trade secrets, franchises, or similar rights (collectively, "Other Rights") listed on
Schedule 3.18(c). Those Other Rights constitute all of the Other Rights that the Company now owns or is licensed to use. The Company owns or is licensed to practice under all trade secrets, franchises or similar rights that it owns, uses or practices under.

              (4) The Marks, Patents, Copyrights, and Other Rights listed on Schedules 3.18(a), 3.18(b)(i), 3.18(b)(ii), and 3.18(c) are referred to collectively herein as the "Intellectual Property." The Intellectual Property owned by the Company is referred to herein collectively as the "Company Intellectual Property." All other Intellectual Property is referred to herein collectively as the "Third Party Intellectual Property." Except as indicated on
Schedule 3.18(d), the Company has no obligations to compensate any person for the use of any Intellectual Property nor has the Company granted to any person any license, option or other rights to use in any manner any Intellectual Property, whether requiring the payment of royalties or not.

              (5) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any Third Party Intellectual Property license, sublicense or agreement described in Schedule 3.18(a), (b), or (c). No claims with respect to the Company Intellectual Property or Third Party Intellectual Property are currently pending or, to the knowledge of the Company, are threatened by any person, nor, to the Company's knowledge, do any grounds for any claims exist: (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company infringes on any copyright, patent, trademark, service mark or trade secret; (ii) against the use by the Company of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company's business as currently conducted by the Company; (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property or other trade secret material to the Company; or (iv) challenging the Company's license or legally enforceable right to use of the Third Party Intellectual Property. To the Company's knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party. Neither the Company nor any of its subsidiaries (x) has been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim or infringement of trade secrets, any patents, trademarks, service marks, or copyrights and which has not been finally terminated or been informed or notified by any third party that the Company may be engaged in such infringement or (y) has knowledge of any infringement liability with respect to, or infringement by, the Company or any of its subsidiaries of any trade secret, patent, trademark, service mark, or copyright of another.

              3.19 Significant Customers; Material Contracts and Commitments.

              (1) Schedule 3.19(a) sets forth a complete and accurate list of all Significant Customers and Significant Suppliers. For purposes of this Agreement, "Significant Customers" are the twenty (20) customers that have effected the most purchases, in dollar terms, from the Company during the fiscal year ended December 31, 1998 and "Significant Suppliers" are the twenty (20) suppliers who supplied the largest amount by dollar volume of products or services to the Company during the fiscal year ended December 31, 1998.

              (2) Schedule 3.19(b) contains a complete and accurate list of all contracts, commitments, leases, instruments, agreements, licenses or Permits, written or oral, to which the Company is a party or by which it or its properties are bound (including without limitation contracts with Significant Customers, joint venture, limited liability company or partnership agreements, contracts with any labor organizations, employment agreements, consulting agreements, franchise, distribution and dealer agreements, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, Liens, pledges or other security agreements) (i) to which the Company and any affiliate of the Company or any officer, director or stockholder of the Company are parties ("Related Party Agreements"); (ii) that may give rise to obligations or liabilities exceeding, during the current term thereof, $10,000, or (iii) that may generate revenues or income exceeding, during the current term thereof, $10,000, excluding Ordinary Purchase Orders (as defined herein) (collectively with the Related Party Agreements, the "Material Contracts"). The Company has delivered to Buyer true, complete and correct copies of the Material Contracts. "Ordinary Purchase Orders" shall be defined as purchase orders for inventory and supplies and customer orders for products in the ordinary course of business unless any such orders constitute "long-term", "blanket", "requirements", "supply", "minimum volume" or similar contracts or commitments which shall not be Ordinary Purchase Orders.

              (3) Except to the extent set forth on Schedule 3.19(c), (i) none of the Company's Significant Customers has canceled or substantially reduced or, to the knowledge of the Company, is currently attempting or threatening to cancel or substantially reduce, any purchases from the Company, (ii) none of the Company's Significant Suppliers has canceled or substantially reduced or, to the knowledge of the Company, is currently attempting to cancel or substantially reduce, the supply of products or services to the Company, (iii) the Company has complied with all of its commitments and obligations and is not in default under any of the Material Contracts, and no notice of default has been received with respect to any thereof, and (iv) there are no Material Contracts that were not negotiated at arm's length. The Company has not received any material customer complaints concerning its products and/or services, nor has it had any of its products returned by a purchaser thereof except for normal returns consistent with past history and those returns that would not result in a reversal of any material revenue.

              (4) Each Material Contract, except those terminated pursuant to
Section 5.6, is valid and binding on the Company and is in full force and effect and is not subject to any default thereunder by any party obligated to the Company pursuant thereto. All necessary consents, waivers and approvals of parties to any Material Contracts that are required in connection with any of the transactions contemplated hereby, or are required by any governmental agency or other third party or are advisable in order that any such Material Contract remain in effect without modification after the transactions contemplated by this Agreement and without giving rise to any right to termination, cancellation or acceleration or loss of any right or benefit ("Third Party Consents"), are listed on Schedule 3.19(d).

              (5) The Company is not a "women's business enterprise" ("WBE") or "woman-owned business concern" as defined in 48 C.F.R. ss. 52.204-5, or a "minority business enterprise" ("MBE") or "minority-owned business concern" as defined in 48 C.F.R. ss. 52.219- 8, nor has it held itself out to be such to any of its customers.

              (6) The outstanding balance on all loans or credit agreements either (i) between the Company and the Stockholder or any person in which the Stockholder owns a material interest, or (ii) guaranteed by the Company for the benefit of the Stockholder or any person in which the Stockholder owns a material interest, are set forth in Schedule 3.19(f).

              (7) The pledge, hypothecation or mortgage of all or substantially all of the Company's assets (including, without limitation, a pledge of the Company's contract rights under any Material Contract) will not, except as set forth on Schedule 3.19(g), (i) result in the breach or violation of, (ii) constitute a default under, (iii) create a right of termination under, or (iv) result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the assets of the Company (other than a lien created pursuant to the pledge, hypothecation or mortgage described at the start of this
Section 3.19(g)) pursuant to any of the terms and provisions of, any Material Contract to which the Company is a party or by which the property of the Company is bound.

              3.20 Government Contracts.

              (1) Except as set forth on Schedule 3.20, the Company is not a party to any government contracts.

              (2) The Company has not been suspended or debarred from bidding on contracts or subcontracts for any agency or instrumentality of the United States Government or any state or local government, nor, to the knowledge of the Company, has any suspension or debarment action been threatened or commenced. There is no valid basis for the Company's suspension or debarment from bidding on contracts or subcontracts for any agency of the United States Government or any state or local government.

              (3) Except as set forth in Schedule 3.20, the Company has not been, nor is it now being, audited or investigated by any government agency, or the inspector general or auditor general or similar functionary of any agency or instrumentality, nor, to the knowledge of the Company, has such audit or investigation been threatened.

              (4) The Company has no dispute pending before a contracting office of, nor any current claim (other than the Accounts Receivable) pending against, any agency or instrumentality of the United States Government or any state or local government, relating to a contract.

              (5) The Company has not, with respect to any government contract, received a cure notice advising the Company that it is or was in default or would, if it failed to take remedial action, be in default under such contract.

              (6) The Company has not submitted any inaccurate, untruthful, or misleading cost or pricing data, certification, bid, proposal, report, claim, or any other information relating to a contract to any agency or instrumentality of the United States Government or any state or local government.

              (7) No employee, agent, consultant, representative, or affiliate of the Company is in receipt or possession of any competitor or government proprietary or procurement sensitive information related to the Company's business under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized.

              (8) Each of the Company's government contracts has been issued, awarded or novated to the Company in the Company's name.

              3.21 Inventory. The inventory of the Company consists of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, all of which is merchantable and fit for the purposes for which it was procured or manufactured, and, except (i) as set forth on Schedule 3.21 hereto and (ii) for normal, insignificant waste quantities such as the outer sheet of paper rolls being wrinkled or similarly damaged, consistent with historical amounts thereof, none of which is slow-moving, obsolete, damaged, or defective, subject to a GAAP reserve for inventory set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. The inventory set forth on the Interim Balance Sheet excludes "billed not shipped" ("BNS") finished goods being held for customers; such BNS amount of finished goods on the date of the Interim Balance Sheet is set forth on Schedule 3.21.

              3.22 Insurance. Schedule 3.22 sets forth a complete and accurate list, as of the Balance Sheet Date, of all insurance policies carried by the Company (identifying the type and amount of coverage, insurance carrier and policy number) and all insurance loss runs or workmen's compensation claims received for the past two (2) policy years. The Company has delivered to Buyer true, complete and correct copies of all current insurance policies, all of which are in full force and effect. All premiums payable under all such policies have been paid and the Company is otherwise in compliance with the terms of such policies (other than Diminimus Violations which have not and will not result in cancellation of any insurance policy). To the knowledge of the Company, there have been no threatened terminations of, or material premium increases with respect to, any of such policies. Schedule 3.22 also sets forth a complete and accurate description of all self-insurance programs maintained by the Company and any reserves, stop-loss and administrative service arrangements relating thereto.

              3.23 Environmental Matters.

              (1) The Company and any other person or entity for whose conduct the Company is responsible, have no liability under, and are presently in compliance with any and all environmental, health or safety-related laws, regulations, ordinances or by-laws at the federal, state and local level whether existing as of the date hereof, previously enforced or subsequently enacted (the "Environmental Laws") applicable to the Real Property and any facilities and operations thereon, except as listed in Schedule 3.23(a) and Diminimus Violations.

              (2) There exists no condition on, at, under or affecting the Owned Real Property, which will cause a violation of any Environmental Law or result in any damage, loss, cost, expense, claim, demand, order or liability to or against the Company by any third party including, without limitation, any condition resulting from the operation of the Company's business and/or the operation of the business of any other property owner or operator in the vicinity of the Owned Real Property and/or any activity or operation formerly conducted by any person or entity on or off the Owned Real Property, except as set forth in Schedule 3.23(b) and Diminimus Violations.

              (3) The Company, and any other person or entity for whose conduct the Company is or may be held responsible, have not generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced, or processed any pollutant, toxic substance, hazardous waste, solid waste, hazardous material, hazardous substance, or oil as defined in or pursuant to any Environmental Law including, without limitation, the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss. 6901 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. ss. 9601 et seq., the Federal Clean Water Act, as amended, 33 U.S.C. ss. 1251 et seq. (collectively, "Hazardous Materials") at the Real Property, except in compliance with all applicable Environmental Laws and except as listed in
Schedule 3.23(c) and for Diminimus Violations.

              (4) The Company has no knowledge of the releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping of Hazardous Materials into the soil, surface waters, ground waters, land, stream sediments, surface or subsurface strata, ambient air, sewer system, or any environmental medium at or from the Real Property ("Environmental Condition") in violation of any Environmental Law except as listed in Schedule 3.23(d).

              (5) No Lien has been imposed on the Owned Real Property by any governmental entity at the federal, state, or local level in connection with the presence on or off the Owned Real Property of any Hazardous Material, except as listed in Schedule 3.23(e).

              (6) Except as set forth in Schedule 3.23(f), the Company has not, and any other person or entity for whose conduct the Company is responsible has not, (i) entered into or been subject to any consent decree, compliance order, or administrative order with respect to the Real Property or any facilities or operations thereon; (ii) received written notice under the citizen suit provision of any of the Environmental Laws in connection with the Real Property or any facilities or operations thereon which has not been dismissed, disposed of or remediated; (iii) received any written request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any Environmental Condition relating to the Real Property or any facilities or operations thereon; or (iv) been subject to or threatened with any governmental or citizen enforcement action with respect to the Real Property or any facilities or operations thereon, and the Company has no knowledge that any of the above will be forthcoming.

              (7) The Company has all Permits necessary pursuant to Environmental Laws for its activities and operations at the Owned Real Property and for any past or ongoing alterations or improvements at the Owned Real Property, which permits as presently in effect are listed in Schedule 3.23(g).

              (8) None of the following exists at the Owned Real Property: (1) underground storage tanks, (2) asbestos-containing materials in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, (4) lead paint, pipes or solder, or (5) landfills, surface impoundments or disposal areas, except as listed in Schedule 3.23(h).

              (9) The Company has provided to Buyer copies of all documents, records and information in its possession or control concerning Environmental Conditions affecting the Real Property or any facilities or operations thereon, whether generated by Company or others, including, without limitation, environmental audits, environmental risk assessments, or site assessments of the Real Property and/or any adjacent property or other property in the vicinity of the Real Property owned or operated by the Company or others, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and environmental agency reports and correspondence. Furthermore, the Stockholder shall have an ongoing obligation to immediately provide to Buyer copies of any additional such documents that come into the possession or control of or become available to the Stockholder subsequent to the date hereof and during the term of the lease of the Owned Real Property to the Company.

              (10) The Company has, at its sole cost and expense, taken or caused to be taken all actions necessary to ensure that as of the Closing Date the Real Property, all activities and operations thereon, and all alterations and improvements thereto, comply with (1) any and all agreements with governmental entities, court orders, and administrative orders regarding Environmental Conditions and (2) to the Company's knowledge, all Environmental Laws.

              3.24 Labor and Employment Matters. With respect to employees of and service providers to the Company:

              (1) the Company is and has been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements (except for Diminimus Violations), and to the Company's knowledge, has not and is not engaged in any unfair labor practice;

              (2) there is not now any unfair labor practice complaint against the Company pending or, to the Company's knowledge, threatened, before the National Labor Relations Board or any other comparable authority and during the past three years there has been no such complaint which has resulted in liability to the Company;

                  (3) there is not now, nor within the past three (3) years has there been, any labor strike, slowdown or stoppage actually pending or, to the Company's knowledge, threatened, against the Company;

              (4) Except for the collective bargaining agreement covering certain of the Company's employees and referred to in Section 3.24(f) below, to the Company's knowledge, no labor representation organization effort exists with respect to the employees of the Company nor has there been any such activity within the past three (3) years;

              (5) Except as set forth on Schedule 3.24(e), no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the Company's knowledge, no claims therefor exist or have been threatened;

              (6) Certain employees of the Company are represented by the labor union identified on Schedule 3.24(f) pursuant to the collective bargaining agreement identified thereon, which agreement is in full force and effect and has a scheduled expiration date identified on Schedule 3.24(f). Except as set forth on Schedule 3.24(f), the employees of the Company are not and have never been represented by any labor union, and no collective bargaining agreement is binding and in force against the Company or currently being negotiated by the Company; and

              (7) all persons classified by the Company as independent contractors do substantially satisfy and have substantially satisfied the requirements of law to be so classified, and the Company has fully and accurately reported their compensation on IRS Forms 1099 when required to do so.

              3.25 Employee Benefit Plans.

              (1) Definitions.

                       (1) "Benefit Arrangement" means any benefit arrangement, obligation, custom, or practice, whether or not legally enforceable, to provide benefits, other than salary or wages, as compensation for services rendered, to present or former directors, employees, agents, or independent contractors, other than any obligation, arrangement, custom or practice that is an Employee Benefit Plan, including, without limitation, employment agreements, severance agreements, executive compensation arrangements, incentive programs or arrangements, sick leave, vacation pay, severance pay policies, plant closing benefits, salary continuation for disability, consulting, or other compensation arrangements, workers' compensation, retirement, deferred compensation, bonus, stock option or purchase, stock incentive, "phantom stock", hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, any plans subject to Section 125 of the Code, and any plans providing benefits or payments in the event of a change of control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, in each case with respect to any present or former employees, directors, or agents.

                      (2) "Company Benefit Arrangement" means any Benefit Arrangement sponsored or maintained by the Company or with respect to which the Company has or may have any liability (whether actual, contingent, with respect to any of its assets or otherwise) as of the Closing Date, in each case with respect to any present or former directors, employees, or agents of the Company.

                      (3) "Company Plan" means, as of the Closing Date, any Employee Benefit Plan for which the Company is the "plan sponsor" (as defined in Section 3(16)(B) of ERISA) or any Employee Benefit Plan maintained by the Company or to which the Company is obligated to make payments (including any Multiemployer Plan to which the Company is obligated to make payments), in each case with respect to any present or former employees of the Company.

                      (4) "Employee Benefit Plan" has the meaning given in
Section 3(3) of ERISA.

                      (5) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor law.

                      (6) "ERISA Affiliate" means any person that, together with the Company, would be or was at any time after January 1, 1991 and prior to the Closing Date treated as a single employer under Section 414 of the Code or
Section 4001 of ERISA and any general partnership of which the Company is or has been after January 1, 1991 a general partner.

                       (7) "Multiemployer Plan" means any Employee Benefit Plan described in Section 3(37) of ERISA.

                       (8) "Qualified Plan" means any Employee Benefit Plan (other than any Multiemployer Plan) that meets, purports to meet, or is intended to meet the requirements of Section 401(a) of the Code.

                      (ix) "Welfare Plan" means any Employee Benefit Plan described in Section 3(1) of ERISA.

              (2) Schedule 3.25(b) contains a complete and accurate list of all Company Plans and Company Benefit Arrangements including without limitation, Multiemployer Plans covering any employees of the Company on account of such employees' employment by the Company. Schedule 3.25(b) specifically identifies all Company Plans (if any) that are Qualified Plans.

              (3) With respect, as applicable, to Employee Benefit Plans and Benefit Arrangements:

                      (1) true, correct, and complete copies of all the following documents with respect to each Company Plan and Company Benefit Arrangement (other than Multiemployer Plans), to the extent in existence and applicable, have been delivered to Buyer: (A) all documents constituting the Company Plans and Company Benefit Arrangements, including but not limited to, trust agreements, insurance policies, service agreements, and formal and informal amendments thereto; (B) the most recent Forms 5500 or 5500C/R filed with the IRS and any financial statements attached thereto and those for the prior three (3) years; (C) the most recent Internal Revenue Service determination letter and the most recent IRS determination letter that covered the qualification of the entire plan (if different); (D) the most recent summary plan description; (E) the most recent written descriptions of all non-written agreements relating to any such plan or arrangement; (F) all reports submitted to the Company with respect to any such plan or arrangement within the four (4) years preceding the date of this Agreement by third-party administrators, actuaries, investment managers, consultants, or other independent contractors;
(G) all notices that were given to the Company within the three (3) years preceding the date of this Agreement by the IRS, Department of Labor, or any other governmental agency or entity with respect to any such plan or arrangement; and (H) employee manuals or handbooks containing personnel or employee relations policies;

                      (2) the Universal Folding Box Co., Inc. 401(k) Thrift Plan (the "Company 401(k) Plan") is the only Company Plan which is a Qualified Plan. Except as disclosed on Schedule 3.25(c), the Company has never maintained or contributed to another Qualified Plan. The Company 401(k) Plan qualifies under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and any trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the design or operation of the Company 401(k) Plan that is likely to cause the loss of such qualification or exemption or the imposition on the Company of any liability, lien, penalty, or tax under ERISA or the Code;

                      (3) except as disclosed on Schedule 3.25(c), the Company has never sponsored or maintained, had any obligation to sponsor or maintain, or had any liability (whether actual or contingent, with respect to any of its assets or otherwise) with respect to any Employee Benefit Plan subject to
Section 302 of ERISA or Section 412 of the Code or Title IV of ERISA (including any Multiemployer Plan). With respect to each Multiemployer Plan which is a Company Plan, the Company will have no withdrawal or other liability ("Closing Date Withdrawal Liability") under Sections 4201, 4063 or 4064 of ERISA to any Multiemployer Plan by reason of the consummation the transactions provided for in this Agreement. With respect to any Company Plans previously maintained by the Company subject to Title IV of ERISA other than Multiemployer Plans, the plans were terminated properly, in accordance with their terms, and with all necessary governmental approvals, and the Company has no actual, contingent, or potential liability with respect to such plans. Within the six years ending as of the date hereof, the Company has had no ERISA Affiliate. The Company has never assumed, by contract, operation of law or otherwise, the assets, investments, contribution or withdrawal liability, or contribution history of any other business or entity, with respect to any Employee Benefit Plan, including any Multiemployer Plan.

                      (4) each Company Plan and each Company Benefit Arrangement (other than any Multiemployer Plan) has been maintained in accordance with its constituent documents and with all applicable provisions of the Code, ERISA and other laws, including federal and state securities laws (other than Diminimus Violations);

                      (5) except as set forth on Schedule 3.25(c), there are no pending, or to the knowledge of the Company, threatened claims or lawsuits by, against, or relating to any Employee Benefit Plans or Benefit Arrangements that are not Company Plans or Company Benefit Arrangements that would, if successful, result in liability of the Company or the Stockholder, and other than routine claims for benefits, no claims or lawsuits have been asserted, instituted or, to the knowledge of the Company, threatened by, against, or relating to any Company Plan or Company Benefit Arrangement (other than any Multiemployer Plan), against the assets of any trust or other funding arrangement under any such Company Plan (other than any Multiemployer Plan), by or against the Company with respect to any Company Plan or Company Benefit Arrangement, or by or against the plan administrator or any fiduciary of any Company Plan or Company Benefit Arrangement (other than any Multiemployer Plan), with respect to such Company Plan or Company Benefit Arrangement and the Company does not have knowledge of any fact that could form the basis for any such claim or lawsuit. The Company Plans and Company Benefit Arrangements (other than any Multiemployer Plan) are not presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the U.S. Department of Labor, or any other governmental agency or entity, and no matters are pending with respect to the Company 401(k) Plan under the IRS's Voluntary Compliance Resolution program, its Closing Agreement Program, or other similar programs;

                      (6) no Company Plan or Company Benefit Arrangement contains any provision or is subject to any law that would prohibit the transactions contemplated by this Agreement or that would give rise to any vesting of benefits, severance, termination, or other payments or liabilities as a result of the transactions contemplated by this Agreement;

                      (7) with respect to each Company Plan (other than any Multiemployer Plan), there has occurred no non-exempt "prohibited transaction" (within the meaning of Section 4975 of the Code) or transaction prohibited by
Section 406 of ERISA which is not exempt under Section 408 of ERISA or breach of any fiduciary duty described in Section 404 of ERISA that would, if successful, result in any liability for the Company, the Stockholder, or any officer, director, or employee of the Company;

                      (8) all reporting, disclosure, and notice requirements of ERISA and the Code have been fully and completely satisfied (other than Diminimus Violations) with respect to each Company Plan and each Company Benefit Arrangement (other than any Multiemployer Plan);

                      (9) all amendments and actions required to bring the Company Benefit Plans into conformity with the applicable provisions of ERISA, the Code, and other applicable laws have been made or taken (other than Diminimus Violations), except to the extent such amendments or actions (A) are not required by law to be made or taken until after the Closing Date or (B) are disclosed on Schedule 3.25(c);

                      (10) all amounts that the Company is required to pay as contributions to the Company Benefit Plans by the last day of the most recent fiscal year of each of the plans ended before the date of this Agreement have been paid; all benefits accrued under any unfunded Company Plan or Company Benefit Arrangement will have been paid, accrued, or otherwise adequately reserved in accordance with GAAP as of the Balance Sheet Date; and all monies withheld from employee paychecks with respect to Company Plans have been transferred to the appropriate plan, to the extent required under applicable law, within 30 days of such withholding;

                      (11) except with respect to amounts held in the Company's accounts and used to pay benefits under the Company's flexible spending plan, the Company has not prepaid or prefunded any Welfare Plan through a trust, reserve, premium stabilization, or similar account, nor does the Company provide benefits through a voluntary employee beneficiary association as defined in Section 501(c)(9);

                      (12) the Company has no liability (whether actual, contingent, with respect to any of its assets or otherwise) with respect to any Employee Benefit Plan that is not a Company Plan or Benefit Arrangement that is not a Company Benefit Arrangement or with respect to any Employee Benefit Plan sponsored or maintained (or which has been or was required under applicable law, to be sponsored or maintained) by any ERISA Affiliate;

                      (13) all group health plans of the Company and its ERISA Affiliates have been operated in material compliance with the requirements of Sections 4980B and 5000 of the Code, and the Company has provided, or will have provided before the Closing Date, to individuals entitled thereto all required notices and coverage pursuant to Section 4980B with respect to any "qualifying event" (as defined therein) that the Company knows occurred before the Closing;

                      (14) except as set forth on Schedule 3.25(c), no employee or former employee of the Company or beneficiary of any such employee or former employee is, by reason of such employee's or former employee's employment in the Company, entitled to receive any benefits, including, without limitation, death or medical benefits (whether or not insured) for periods following retirement or other termination of employment as described in Statement of Financial Accounting Standards No. 106, other than (i) benefits under a Qualified Plan, (ii) deferred compensation benefits accrued as liabilities on the Interim Balance Sheet or (iii) continuation coverage mandated under Section 4980B of the Code or other applicable law.

              (4) Schedule 3.25(d) hereto contains the most recent quarterly listing of workers' compensation claims of the Company and a schedule of workers' compensation claims of the Company for the last three (3) fiscal years.

              (5) Schedule 3.25(e) hereto sets forth an accurate list, as of the date hereof, of all employees of the Company who earned more than $50,000 from the Company in 1998, all officers and all directors of the Company, and lists all employment agreements with such employees, officers and directors and the rate of compensation (and the portions thereof attributable to salary, bonus, and other compensation respectively) of each such person, other than compensation under any Company Plan or Company Benefits Arrangement, as of (a) the Balance Sheet Date and (b) the date hereof.

              (6) Except as set forth on Schedule 3.25(f), the Company has not declared or paid any bonus compensation in contemplation of the transactions contemplated by this Agreement.

              3.26 Taxes.

              (1)   (1)   The Company has timely filed all Tax Returns due on or
before the Closing Date, and all such Tax Returns are true, correct, and complete in all material respects.

                      (2) The Company has paid in full all Taxes owed by it, whether or not shown on any Tax Return.

                      (3) The amount of the Company's liability for unpaid Taxes as of the Balance Sheet Date did not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Interim Balance Sheet, other than diminimus amounts.

                      (4) Except as set forth on Schedule 3.26, there are no ongoing examinations or claims against the Company for Taxes, and no notice of any audit, examination, or claim for Taxes, whether pending or threatened, has been received.

                      (5) The Company has a taxable year ended on December 31, in each year from and after the year commencing 1987.

                      (6) The Company currently utilizes the accrual method of accounting for income Tax purposes and such method of accounting has not changed in the past twenty-five (25) years. The Company has not agreed to, and is not and will not be required to, make any adjustments under Code Section 481(a) as a result of a change in accounting methods.

                      (7) The Company has withheld and paid over to the proper governmental authorities all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

                      (8) Copies of (A) any notices, assessments, reports and audits, Tax examinations which are pending, or which have not been fully satisfied and settled, (B) extensions of statutory limitations for the collection or assessment of unpaid Taxes and (C) the Tax Returns of the Company for the last fiscal year have been delivered to Buyer.

                      (9) There are (and as of immediately following the Closing there will be) no Liens on the assets of the Company relating to or attributable to Taxes.

                      (10) To the Company's knowledge, there is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company or otherwise have an adverse effect on the Company or its business.

                      (11) None of the Company's assets are treated as "tax exempt use property" within the meaning of Section 168(h) of the Code.

                      (12) There are no contracts, agreements, plans or arrangements, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount (or portion thereof) by the Company that would not be deductible by the Company pursuant to Sections 280G, 404 or 162 of the Code.

                      (13) The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

                      (14) The Company is not, and has not been at any time, a party to a tax sharing, tax indemnity or tax allocation agreement, and the Company has not assumed the tax liability of any other person under contract.

                      (15) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

                      (16) The Company's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's tax books and records.

                      (17) The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return and does not have any liability for the Taxes of another person under Treas. Reg. ss. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

                  (2) (1)   The Company has, since January 1, 1987, been an S
Corporation within the meaning of Section 1361 of the Code and is currently an S Corporation for the State of New Jersey corporate income tax purposes.

                      (2) The Company does not have a net recognizable built-in gain within the meaning of Section 1374 of the Code.

                  (3)  For purposes of this Agreement:

                      (1) the term "Tax" shall include any tax or similar governmental charge, impost or levy (including without limitation income taxes, franchise taxes, transfer taxes or fees, sales taxes, use taxes, gross receipts taxes, value added taxes, employment taxes, excise taxes, ad valorem taxes, real and personal property taxes, special assessments, water and sewer charges, withholding taxes, payroll taxes, minimum taxes or windfall profit taxes) together with any related penalties, fines, additions to tax or interest imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof; and

                      (2) the term "Tax Return" shall mean any return (including any information return), report, statement, schedule, notice, form, estimate, or declaration of estimated tax relating to or required to be filed with any governmental authority in connection with the determination, assessment, collection or payment of any Tax.

              3.27 Conformity with Law; Litigation.

              (1) Except as set forth on Schedule 3.27(a) or any other applicable disclosure schedule hereto and for Diminimus Violations, the Company has not violated any law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it.

              (2) The Stockholder has not, at any time: (i) committed any criminal act (except for minor traffic and similar violations); (ii) engaged in acts of fraud, dishonesty, gross negligence or moral turpitude; (iii) filed for personal bankruptcy; or (iv) been an officer, director, manager, trustee or controlling shareholder of a company that filed for bankruptcy or Chapter 11 protection while Stockholder was in such position.

              (3) Except as set forth on Schedule 3.27(c), there are no claims, actions, suits or proceedings, pending or, to the knowledge of the Company, threatened against or affecting the Company at law or in equity in any court, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against the Company or against any of its properties or business.

              3.28 Relations with Governments. The Company has not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office, nor has it otherwise taken any action that would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect.

              3.29 Absence of Changes. Since the Balance Sheet Date, the Company has conducted its business in the ordinary course and, except as contemplated herein or as set forth on Schedule 3.29, there has not been:

              (1) any change, by itself or together with other changes, that has affected adversely, or is likely to affect adversely, the business, operations, affairs, prospects, properties, assets, profits or condition (financial or otherwise) of the Company;

              (2) any damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties or business of the Company;

              (3) any change in the authorized capital of the Company or in its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

              (4) any declaration or payment of any dividend or distribution in respect of the capital stock, or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company;

              (5) any increase in the compensation, bonus, schedule of sales commissions or fee arrangements payable or to become payable by the Company to any of its officers, directors, the Stockholder, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice, nor has the Company entered into or amended any Company Benefit Arrangement, Company Plan, employment, severance or other agreement relating to compensation or fringe benefits;

              (6) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, materially adversely affecting the business or future prospects of the Company;

              (7) except as contemplated by this Agreement, any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of the Company to any person, including without limitation the Stockholder and his affiliates;

              (8) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company, including without limitation any indebtedness or obligation of the Stockholder and his affiliates, provided that the Company may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

              (9) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

              (10) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of business of the Company;

              (11) any waiver of any material rights or claims of the Company;

              (12) any breach, amendment or termination of any material contract, agreement, license, permit or other right to which the Company is a party;

              (13) any transaction by the Company outside the ordinary course of business;

              (14) any capital commitment by the Company, either individually or in the aggregate, exceeding $10,000;

              (15) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or the revaluation by the Company of any of its assets;

              (16) any creation or assumption by the Company of any Lien on any asset (other than liens arising under existing lease financing arrangements which are not material and liens for Taxes not yet due and payable and Permitted Encumbrances);

              (17) any entry into, amendment of, relinquishment, termination or non- renewal by the Company of any contract, lease transaction, commitment or other right or obligation requiring aggregate payments by the Company in excess of $10,000, other than those in the ordinary course of business and, even if in the ordinary course of business, except for Ordinary Purchase Orders, are disclosed to Buyer prior to the closing if in excess of such $10,000 threshold;

              (18) any loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others;

              (19) the commencement or notice or, to the knowledge of the Company, threat of commencement, of any lawsuit or proceeding against, or investigation of, the Company or any of its affairs; or

              (20) negotiation or agreement by the Company or any officer or employee thereof to do any of the things described in the preceding clauses (a) through (s) (other than negotiations with Buyer and its representatives regarding the transactions contemplated by this Agreement).

              3.30 Disclosure. All lists, schedules, instruments, exhibits, certificates and reports furnished to Buyer pursuant hereto are and will be complete and accurate in all material respects. No representation, warranty or confirmation by the Stockholder or the Company contained in this Agreement, in the Schedules attached hereto (other than those provided by Buyer) or in any certificate furnished or to be furnished by the Stockholder or the Company to Buyer pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein not misleading. There is no fact known to the Stockholder that has specific application to the Stockholder or the Company (other than general economic or industry conditions) and that materially adversely affects or, as far as the Stockholder can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement or any Schedule hereto.

              3.31 Predecessor Status; Etc. Schedule 3.31 sets forth a listing of all legal names, trade names, fictitious names or other names (including, without limitation, any names of divisions or operations) of the Company and all of its predecessor companies during the five-year period immediately preceding the Closing, including without limitation the names of any entities from whom the Company has acquired material assets. During the five (5) year period immediately preceding the Closing, (i) the Company has operated only under the names set forth on Schedule 3.31 in the jurisdiction or jurisdictions set forth on Schedule 3.31 and has not been a subsidiary or division of another corporation or a part of an acquisition which was later rescinded and (ii) there has not been any sale or spin-off of material assets of either the Company, any other person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

              3.32 Location of Chief Executive Offices. Schedule 3.32 sets forth the location of the Company's chief executive offices.

              3.33 Location of Equipment and Inventory. All inventory and equipment held on the date hereof by the Company is located at one of the locations shown on Schedule 3.33. For purposes of this Agreement, (a) the term "inventory" shall mean any inventory of whatever nature owned by the Company as of the date hereof, and, in any event, shall include, but shall not be limited to, all merchandise, inventory and goods wherever located, together with all goods, supplies, incidentals, packaging materials and any other items used or usable in manufacturing, processing, packaging or shipping the same; in all stages of production -- from raw materials through work-in-process to finished goods; and (b) the term "equipment" shall mean any "equipment" of any nature owned by the Company as of the date hereof, and, in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, fixtures and vehicles owned by the Company as of the date hereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto, but shall exclude Tangible Real Estate Assets.

              3.34 Year 2000 Compliance. The Company has implemented plans and procedures designed to enable the Company to be Year 2000 Compliant and ready by June 30, 1999. To the extent the Company may not be Year 2000 Compliant and Ready (as defined below) at any time prior to June 30, 1999, the Company has no reason to believe that such status will result in a material adverse affect on the Company's business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise). In addition, the Company has no reason to believe that its respective vendors, suppliers and customers are not Year 2000 Compliant and Ready where the failure to be Year 2000 Compliant and Ready would have a material adverse affect on the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of the Company. For purposes of this Agreement, the term "Year 2000 Compliant and Ready," with respect to any person, means that the hardware and software systems and components (including without limitation imbedded microchips) owned, licensed or used by such person in connection with its business operations will (without any additional material cost or the need for material human intervention) (i) accurately process information involving any and all dates before, during and/or after January 1, 2000, including without limitation recognizing and processing input, providing output, storing information and performing date-related calculations, all without creating any ambiguity as to the century and without any other error or malfunction, (ii) operate accurately without material interruption or malfunction on and in respect of any and all dates before, during and/or after January 1, 2000 and (iii) where applicable, respond to and process two digit year input without creating any ambiguity as to the century.

              3.35 Acquisitions and Divestitures

              (1) Schedule 3.35 lists and identifies all acquisitions or investments in the business, assets, capital stock, partnership interests or membership interests in any other entity or division thereof conducted at any time during the past five (5) years by the Company, whether by purchase, merger, consolidation, or any other form of transaction, as well as all divestitures or sales of any business, subsidiary, or division of the Company or the assets, capital stock, partnership interests or membership interests therein conducted at any time by the Company, other than sales of inventory and dispositions of Personal Property in the ordinary course of business (such transactions referred to as "Acquisitions and Divestitures"); and for each Acquisition or Divestiture, sets forth the date of the transaction, the interests acquired or sold, the parties to the transaction and the consideration therefor, and identifies all parties which have retained interests in any business acquired by the Company.

              (2) Schedule 3.35 sets forth a listing of all asset purchase, stock purchase, merger, consolidation, or other primary agreement relating to each Acquisition and Divestiture as well as all promissory notes, guarantees, security agreements, pledge agreements, preferred stock designations, and other operative agreements relating to each Acquisition and Divestiture.

              (3) Schedule 3.35 sets forth a listing of all agreements, reports, audits, and documentation relating to purchase price adjustments, post-closingaudits, post-closing amendments, revaluations or reappraisals relating to all Acquisitions and Divestitures.

              (4) Schedule 3.35 sets forth a listing of all earnout agreements or other agreements relating to the payment of additional purchase price or compensation, whether stock, cash or otherwise, based on post-closing performance of businesses which are the subject of Acquisitions or Divestitures, together with calculations, reports and statements of any amounts paid thereunder.

              (5) Except as specifically described in Schedule 3.35, there are no claims for indemnification, adjustment, recission, disputes, arbitration, accounting or breach or default, by the Company or any other party, under any agreement relating to any Acquisition or Divestiture. All agreements relating to Acquisitions or Divestitures are in full force and effect; there is no existing default by the Company under any such agreement, and to the actual knowledge of the Company, there is no existing default under any such agreement by any other party thereto. The Company has made all payments required to be made to date (whether in cash, stock or property) under all Acquisitions, and the Company has received all payments required to be made to date (whether in cash, stock or property) under all Divestitures.

              (6) Schedule 3.35 identifies any Acquisition or Divestiture involving a company or affiliate thereof which was the subject of any bankruptcy, insolvency or reorganization proceedings; copies of the final court orders approving the transaction (and the plan of reorganization if the transaction was pursuant to such plan) have been delivered to the Buyer.

              3.36 Product Lines

              (1) Schedule 3.36 contains a complete and correct list of all product types and product lines comprising the businesses of the Company and its subsidiaries, identified by the specific subsidiary or division thereof. During the past five (5) years, the Company never been the subject of any product liability, safety, or false, deceptive or misleading advertising claims and has never been the subject of any product safety investigation, proceeding, warning, citation or other claim by any federal, state, foreign or local governmental agency. The Company has not initiated any recall of any products or taken any similar action (and none has been initiated by any government agency), and the Company does not know of any basis for any such action which should have been taken or may have to be taken in the future. The Company has not engaged in any advertising practices which are deceptive, misleading, or otherwise in violation of any legal requirements.

              (2) Each item of merchandise included in the inventory of the Company or which has been sold or shipped by the Company is safe for its intended uses and conforms with all legal requirements and product safety and testing codes and standards, and contains all required labels, disclosures and warnings (other than labels placed on product at the customer's request), except for Diminimus Violations.

4.       REPRESENTATIONS AND WARRANTIES OF BUYER

              To induce the Company and the Stockholder to enter into this Agreement and consummate the transactions contemplated hereby, Buyer represents and warrants to the Company and the Stockholder as follows:

              4.1 Due Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted, except where the failure to be so qualified does not have a material adverse affect on the Buyer or its business or assets. Workflow is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

              4.2 Authorization; Validity of Obligations. (1) The representative of Buyer executing this Agreement has all requisite corporate power and authority to enter into and bind Buyer to the terms of this Agreement. Buyer has the full legal right, power and corporate authority to enter into this Agreement and the transactions contemplated hereby and to perform its obligations pursuant to the terms of this Agreement. The execution and delivery of this Agreement by Buyer and the performance by Buyer of the transactions contemplated herein has been duly and validly authorized by the Board of Directors of Buyer and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except where such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally.

              (2) The representative of Workflow executing this Agreement has all requisite corporate power and authority to enter into and bind Workflow to the obligations set forth in Section 5.14 of this Agreement. Workflow has the full legal right, power and corporate authority to enter into this Agreement and the transactions contemplated hereby and to perform its obligations pursuant to the terms of this Agreement. The execution and delivery of this Agreement by Workflow and the performance by Workflow of its obligations contemplated herein have been duly and validly authorized by the Board of Directors of Workflow and this Agreement has been duly and validly authorized by all necessary corporate action of Workflow. Workflow's obligations set forth in Section 5.14 hereof are legal, valid and binding obligations of Workflow enforceable in accordance with their terms, except where such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally.

              4.3 No Conflicts. The execution, delivery and performance of this Agreement, the consummation of the transactions herein contemplated hereby and the fulfillment of the terms hereof will not:

              (1) conflict with, or result in a breach or violation of the Buyer's or Workflow's Certificate of Incorporation or By-Laws;

              (2) conflict with, or result in a default (or would constitute a default but for a requirement of notice or lapse of time or both) under any document, agreement or other instrument to which Buyer or Workflow is a party, or result in the creation or imposition of any lien, charge or encumbrance on any of Buyer's or Workflow's properties pursuant to (i) any law or regulation to which Buyer or Workflow or any of its property is subject, or (ii) any judgment, order or decree to which Buyer or Workflow is bound or any of its property is subject;

              (3) result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of Buyer or Workflow; or

              (4) violate any law, order, judgment, rule, regulation, decree or ordinance to which Buyer or Workflow is subject, or by which Buyer or Workflow is bound (including, without limitation, the HSR Act, together with all rules and regulations promulgated thereunder).

              4.4 Financial Statements. Workflow's financial statements, contained in its report on Form 10-Q as filed with the Securities and Exchange Commission for the quarter ended October 24, 1998 (the "Workflow Financial Statements") are, except as noted in such interim financials, prepared in accordance with GAAP consistently applied, subject to (i) normal year-end audit adjustments, (ii) the exceptions stated on Schedule 4.4, and (iii) to the omission of footnote information. The balance sheet included in the Workflow Financial Statements presents fairly, in all material respects, the financial condition of Workflow as of the date indicated thereon, and each of the income statements included in such Workflow Financial Statements presents fairly, in all material respects, the results of its operations for the periods indicated thereon. A true and correct copy of such Workflow Form 10-Q has been delivered to Stockholder.

              4.5 Disclosure. All lists , schedules, instruments, exhibits, certificates and reports furnished by Workflow or Buyer pursuant hereto are and will be complete and accurate in all material respects. No representation, warranty or confirmation by Buyer or Workflow, contained in this Agreement, in Buyer's Schedules attached hereto or in any certificate furnished or to be furnished by Buyer or Workflow to Stockholder pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein not misleading.

5.       COVENANTS

              5.1 Tax Matters.

              (1) The following provisions shall govern the allocation of responsibility as between the Company, on the one hand, and the Stockholder, on the other, for certain tax matters following the Closing Date:

                      (1) The Stockholder shall prepare or cause to be prepared and file or cause to be filed, within the time and in the manner provided by law, all Tax Returns of the Company for all periods ending on or before the Closing Date that are due after the Closing Date. Except as provided in Section 5.1(d) (iii) hereto, the Stockholder shall pay to the Company on or before the due date of such Tax Returns the amount of all Taxes shown as due on such Tax Returns to the extent that such Taxes are not reflected in the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Company's books and records as of the Closing Date. Such Tax Returns shall be prepared and filed in accordance with applicable law and in a manner consistent with past practices and shall be subject to review and approval by Buyer, which approval shall not be unreasonably withheld To the extent reasonably requested by the Stockholder or required by law, Buyer and the Company shall participate in the filing of any Tax Returns filed pursuant to this paragraph.

                      (2) Except as set forth in Section 5.1(a)(v) with respect to income Tax Returns for the Company for the 1999 calendar year, the Company shall prepare or cause to be prepared and file or cause to be filed any Tax Returns for Tax periods which begin before the Closing Date and end after the Closing Date. The Stockholder shall pay to the Company within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes are not reflected in the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Company's books and records as of the Closing Date or reflected in the Certified Closing Net Worth. For purposes of this Section 5.1, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and
(y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

                      (3) Buyer and the Company on one hand and Stockholder on the other hand shall (A) cooperate fully, as reasonably requested, in connection with the preparation and filing of Tax Returns pursuant to this Section 5.1 and any audit, litigation or other proceeding with respect to Taxes; (B) make available to the other, as reasonably requested, all information, records or documents with respect to Tax matters pertinent to the Company for all periods ending prior to or including the Closing Date; and (C) preserve information, records or documents relating to Tax matters pertinent to the Company that are in their possession or under their control until the expiration of any applicable statute of limitations or extensions thereof.

                      (4) Except as provided in Section 5.1(d)(iii) hereto, the Stockholder shall timely pay all transfer, documentary, sales, use, stamp, registration and other Taxes and fees arising from or relating to the transactions contemplated by this Agreement, and the Stockholder shall, at his own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other Taxes and fees. If required by applicable law, Buyer and the Company will join in the execution of any such Tax Returns and other documentation.

                      (5) The Stockholder and Buyer agree that the Buyer's purchase of the capital stock of the Company is controlled by Section 1362(e)(6)(D) of the Code and Treasury Regulation ss. 1362-3(b)(3) wherein the 1999 calendar tax year of the Company will be treated as two taxable years for income Tax purposes and items of income, loss, deduction or credit shall be assigned to the two short taxable years in accordance with the Company's normal method of accounting under Treasury Regulation ss. 1.1362-3(b)(3) on a "per books" method. The Stockholder and the Company shall file income Tax Returns for the 1999 calendar tax year in a manner consistent with the foregoing.

              (2) The Company shall, prior to the Closing, maintain its status as an S Corporation for federal and state income tax purposes. The Company and the Stockholder will not revoke the Company's election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code or any corresponding provisions of state and local law. The Company and the Stockholder will not take or allow any action to be taken (other than the sale of the Stock pursuant to this Agreement) that would result in the termination of the Company's status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code.

              (3) The parties agree as follows with respect to Section 338(h)(10) of the Code:

                      (1) At the Buyer's option, the Company and Stockholder will join with Buyer in making a timely election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the Stock hereunder (a "Section 338(h)(10) Election"). Stockholder will include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent permitted by applicable law. Buyer and Stockholder shall cooperate fully with each other in the making of such election. In particular, Buyer shall be responsible for the preparation and filing of all Tax Returns and forms (the "Section 338 Forms") required under applicable tax law to be filed in connection with making the Section 338 (h)(10) Election. Stockholder shall deliver to Buyer, within 45 days prior to the date the Section 338 Forms are required to be filed, subject to Section 5.1(c)(iii) hereto, such documents and other forms as reasonably requested by Buyer to properly complete the Section 338 Forms.

                      (2) Buyer and Stockholder shall allocate the Purchase Price in the manner required by Section 338 of the Code and the Treasury Regulations promulgated thereunder. Such allocation shall be used for purposes of determining the modified aggregate deemed sales price under Treasury Regulations and in reporting the deemed sale of assets of the Company in connection with the Section 338(h)(10) Election.

                      (3) Buyer shall initially prepare a completed set of IRS Forms 8023 (and any comparable forms required to be filed under state, local or foreign tax law) and any additional data or materials required to be attached to Form 8023 pursuant to the Treasury Regulations promulgated under Section 338 of the Code. Buyer shall deliver said forms to Stockholder for review no later than 45 days prior to the date the Section 338 Forms are required to be filed. In the event the Stockholder objects to the manner in which the Section 338 Forms have been prepared, the Stockholder shall notify Buyer within 10 days of receipt of the Section 338 Forms of such objection, and the parties shall endeavor within the next 15 days in good faith to resolve such dispute. If the parties are unable to resolve such dispute within said 15 day period, Buyer and the Stockholder shall submit such dispute to an independent accounting firm of recognized national standing (the "Allocation Arbiter") selected by Buyer and the Stockholder, which firm shall not be the regular accounting firm of Buyer or the Stockholder. Promptly, but not later than 15 days after its acceptance of appointment hereunder, the Allocation Arbiter will determine (based solely on presentations of Buyer and the Stockholder and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting preparation of the Section 338 Forms shall be conclusive and binding upon the parties.

                      (4) No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting the Company after the Section 338(h)(10) Election shall be made after the date of this Agreement without the prior written consent of the Buyer and the Stockholder.

              (4) Buyer and Stockholder agree as follows with respect to the allocation of Tax liabilities:

                      (1) In the event that the Section 338(h)(10) Election is effectively implemented at the request of Buyer, the Cash Purchase Price, as adjusted pursuant to Sections 1.2 and 1.3, shall be increased by an amount (the "Purchase Price Increase"), equal to the additional tax liability of the Stockholder by reason of the gain realized by the Company as a result of the sale of its assets deemed to have taken place by reason of the Section 338(h)(10) Election determined in accordance with the hypothetical formula of incremental taxes set forth on Schedule 5.1(d) attached hereto, but utilizing actual numbers as at the Closing Date determined by the Post-Closing Audit as finally determined pursuant to Section 1.3 and reflecting an appraisal of the fixed assets of the Company to be obtained by Buyer, and Buyer shall pay such Purchase Price Increase to Stockholder by wire transfer to such account or accounts as Stockholder shall designate, when Stockholder has executed and delivered the Form 8023 as finally determined pursuant to Section 5.3(c)(iii) above and any other necessary forms to implement the Section 338(h)(10) Election.

                      (2) Stockholder shall be responsible for all federal income Taxes attributable to the Company for periods ending on or before the Closing Date (including any Tax resulting from the Section 338(h)(10) Election). Buyer shall be responsible for all federal income Taxes of the Company for periods ending after the Closing Date.

                      (3) Stockholder shall be liable for any individual or personal state, local, or foreign Tax imposed directly on Stockholder (as distinguished from Taxes imposed upon the Company) attributable to an election under state, local, or foreign law similar to the election available under
Section 338(h)(10) of the Code. Stockholder will be liable for nonfederal income Taxes of the Company (other than those imposed on the Company and attributable to an election similar to Section 338(h)(10) of the Code) for periods ending on or before the Closing Date, and the Buyer and Company will be liable for nonfederal income Taxes of the Company for periods ending after the Closing Date.

              (5) The Stockholder shall deliver at the Closing, a certification, which shall constitute a representation and warranty of Stockholder, that the amount of the Company's liability for unpaid Taxes for all periods or portions thereof ending on or before the Closing Date will not exceed the amount of the current liability accruals for Taxes(excluding reserves for deferred Taxes) as such reserves are reflected on the books and records of the Company on the Closing Date, other than diminimus amounts.

              5.2 Accounts Receivable.

              (1) On the Closing Date, the Company will deliver to Buyer a complete and accurate list, as of a date not more than two (2) business days prior to the Closing Date, of the Accounts Receivable as at such date, including an aging of such Accounts Receivable, showing amounts due in thirty(30) day aging categories, and Stockholder shall deliver a certification, which shall constitute a representation and warranty of Stockholder, that all such Accounts Receivable represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business, that such Accounts Receivable are collectible net of any reserves for bad debts, returns and allowances shown on the Company's books and records(which reserves are adequate and calculated consistent with past practice), and that there is no contest, claim or right of set-off, other than rebates and returns in the ordinary course of business, under any contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.

              (2) In the event that all Accounts Receivable are not collected in full (net of reserves specified in Section 3.14) within one hundred twenty (120) days after the Closing then, at the request of the Company or Buyer, the Stockholder shall (x) during the period from one hundred twenty (120) days after the Closing to one hundred eighty (180) days after the Closing utilize his reasonable efforts to assist the Company in the collection of such unpaid Accounts Receivable, and (y) on the date which one hundred ninety (190) days after the Closing, pay the Company an amount equal to the dollar amount of all Accounts Receivable not collected in full (net of reserves, specified in Section 3.14) as at one hundred eighty (180) days after Closing, and upon receipt of such payment the Company shall assign to the Stockholder making the payment all rights with respect to the uncollected Accounts Receivable giving rise to the payment and shall also thereafter promptly remit any excess collections received by it with respect to such assigned Accounts Receivable. If and when the amount subsequently collected by Stockholder with respect to the assigned Accounts Receivable equals (i) the payment made therefor plus (ii) the costs and expenses reasonably incurred by the Stockholder in the collection of such assigned Accounts Receivable, the Stockholder shall reassign to the Company all of such assigned Accounts Receivable as have not been collected in full by the Stockholder and shall also thereafter promptly remit any excess collections received by them. Upon the written request of the Company, the Stockholder shall provide it with a status report concerning the collection of assigned Accounts Receivable.

              5.3 Title Insurance and Surveys.

              (1) With respect to each of the Owned Real Property, the Stockholder will obtain and deliver or cause to be delivered to Buyer (i) as soon as practicable after the date of this Agreement, a current title commitment by First American Title Insurance Company or other nationally recognized title insurance company (the "Title Company"), either directly or through its agent, disclosing the condition of title to the subject fee estate and copies of all easements, rights of way, and restrictions of record described therein with respect thereto (the "Title Commitment"), and (ii) at or prior to Closing, an ALTA Owner's Policy of Title Insurance on a form customarily used in the state in which such Owned Real Property is located, issued at ordinary premium rates by the Title Company, insuring the leasehold interest of the Buyer or its designee , in an amount equal to the fair market value of the leasehold estates in the Owned Real Property as created under the Closing Leases (as reasonably determined by Buyer), insuring title to such leasehold estates to be in the name of the party designated by Buyer on Schedule 5.3(a), subject only to and containing no exceptions other than the Permitted Encumbrances (each a "Title Policy").

              (2) Each Title Policy obtained for the benefit of Buyer or its designee pursuant to this Agreement shall, except to the extent that the Title Company in the state in which the applicable property is located are not lawfully permitted to issue such policies and subject to Section 5.3(e) below,
(i) insure title to the leasehold estate in the subject Owned Real Property described in such Policy (subject to Permitted Encumbrances) and all recorded easements benefitting such property, (ii) contain an endorsement insuring that the property described in the policy is the same real estate shown in the survey delivered pursuant to Section 5.3(c) below with respect to such property, (iii) contain a "contiguity" endorsement with respect to any property consisting of more than one record parcel, as well as insuring the contiguity of the Parking Lot Real Property with the Main Facility Real Property, except for non-contiguous portions between the Parking Lot Real Property and the Main Facility Real Property that in the aggregate (assuming that any non-contiguous portion would constitute a bar or prohibition to the use of or access on or over such portion) do not and would not interfere, in any material adverse respect, with the existing use or operation (including parking and pedestrian and vehicular access) of the Main Facility Real Property and/or the Parking Lot Real Property, (iv) provide coverage against mechanics' and materialmen's Liens arising out of the construction, repair or alteration of any of the subject Owned Real Property prior to the date of Closing, (v) contain an endorsement insuring that no covenant, restriction or agreement affecting title to the subject Owned Real Property is violated by the existing use thereof or improvements located thereon and that no future violation of any such covenant, restriction or agreement will result in a forfeiture or loss of title of the insured's interest, (vi) contain any other special endorsements reasonably required by Buyer, including, without limitation, an endorsement, if available in the State of New Jersey, insuring that the improvements included in such Owned Real Property are a permitted use under the zoning designation applicable to such Owned Real Property, and (vii) not be subject to any survey exception containing matters other than the Permitted Encumbrances.

              (3) With respect to each Owned Real Property interest as to which a Title Policy is to be procured pursuant to this Agreement, the Stockholder will obtain and deliver to Buyer as soon as practicable after the date of this Agreement and before the Closing a current survey of the relevant parcel, prepared and certified to Buyer, the Company and Stockholder and to the Title Company by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, utility lines, and other Encumbrances affecting such Owned Real Property and showing access affirmatively to a public street or road.

              (4) It shall be conditions of Buyer's obligation to consummate the transactions contemplated hereby that with respect to each Owned Real Property
(i) all Structures are located within the boundary lines of such Owned Real Property except for encroachments which do not materially and adversely interfere with the existing use or operation of any of the Owned Real Property and which encroachments the Title Company will insure Buyer or its designee, without additional premium or charge, may remain as long as the so encroaching Structure remains, (ii) no structures, facilities or other improvements on any parcel adjacent to the Real Property encroach onto any portion of the Owned Real Property except for such encroachment(s) as do not interfere, in any material adverse respect, with the existing use or operation of any of the Owned Real Property, (iii) the Structures do not encroach on any easement which burdens or benefits any portion of the Owned Real Property except for such encroachments as do not interfere, in any material adverse respect, with any existing use, operation or benefits of such easement, (iv) all Owned Real Property constituting more than one parcel is contiguous, and that the Parking Lot Real Property is contiguous with the Main Facility Real Property, such contiguity to be without gaps or gores except for such non-contiguity between the Parking Lot Real Property and the Main Facility Real Property that in the aggregate (assuming that any non-contiguous portion would constitute a bar or prohibition to the use of or access upon or over such portion) does and would not interfere, in any material adverse respect, with the existing use and operation (including parking and pedestrian and vehicular access) of the Main Facility Real Property and/or the Parking Lot Real Property, and (v) the survey to be delivered to Buyer pursuant to Section 5.3(c) above shall show that the Main Facility Real Property and the Parking Lot Real Property to be leased pursuant to the Closing Leases constitute, in all material respects, the same property shown outlined in the diagram attached hereto as Schedule 5.3(d) and made a part hereof.

              (5) The Stockholder shall be responsible for all costs associated with obtaining the title commitments and surveys described above, and if Buyer, in its sole discretion, elects to purchase title insurance, Buyer shall be responsible for the costs of purchasing the Title Policies described above and endorsements thereto including all costs in connection with the endorsements required under clause (vi) of Section 5.3(b) above; provided, however, that it shall be a further condition of Buyer's obligation to consummate the transactions contemplated hereby that all title policy endorsements referred to in this Section 5.3 (other than the endorsements referred to in clause (vi) of Section 5.3(b) above) be issued by the Title Company to Buyer or its designee without additional premium or charge to Buyer or its designee.

              5.4 Employee Benefit Plans. With respect to any Company Plan or Company Benefit Arrangement that is not terminated or merged into an existing Workflow Plan or benefit arrangement substantially contemporaneously with the Closing, the Stockholder shall use reasonable efforts to cooperate with the Company, Buyer and Workflow during the one (1) year period beginning on the Closing Date to assist the Company, Buyer and Workflow in their administration and maintenance of such Company Plan or Company Benefit Arrangement.

              5.5 Related Party Agreements. Except for those leases or arrangements set forth on Schedule 5.5, the Company and/or the Stockholder, as the case may be, shall terminate any Related Party Agreements which Buyer requests the Company or Stockholder to terminate. Without limiting the generality of the foregoing, all indebtedness for borrowed money owed by the Company to the Stockholder shall be extinguished prior to the Closing Date by payment of such amounts to the Stockholder, provided however, that any funds borrowed by the Company to enable such payment, together with those used to provide distributions to Stockholder, do not cause the maximum Accepted Indebtedness to be exceeded.

              5.6 Cooperation.

              (1) The Company, Stockholder, and Buyer shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such instruments as the other may reasonably request for the purpose of carrying out this Agreement. In connection therewith, if required, the president or chief financial officer of the Company shall execute any management representation letters and similar documentation reasonably required by Buyer's independent public accountants (in connection with such accountant's audit of the Company) or the Nasdaq National Market.

              (2) The Stockholder and the Company shall cooperate and use their reasonable efforts to have the present officers, directors and employees of the Company cooperate with Buyer on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

              (3) Each party hereto shall cooperate in obtaining all consents and approvals required under this Agreement to effect the transactions contemplated hereby

              (4) In order to calculate the Certified Closing Net Worth and the Actual Company Net Worth, (i) the physical inventory taken of the Company's inventory in December, 1998 shall be utilized as a baseline and brought forward to the Closing Date for use in the computing the Certified Closing Net Worth and
(ii) an additional physical inventory shall be taken shortly after the Closing Date and rolled back to the Closing Date for purposes of the Post-Closing Audit and computation of the Actual Company Net Worth. The value of the inventory will be calculated in accordance with GAAP (lower of cost or market on a first-in, first-out (FIFO) basis), and will include, in all material respects, all inventory owned by the Company, but will exclude BNS goods.

              5.7 Access to Information; Confidentiality; Public Disclosure.

              (1) Between the date of this Agreement and the Closing Date, the Company will afford to the officers and authorized representatives of Buyer access to (i) all of the sites, properties, books and records of the Company and
(ii) such additional financial and operating data and other information as to the business and properties of the Company as Buyer may from time to time reasonably request, including without limitation, access upon reasonable request to the Company's employees, customers, vendors, suppliers and creditors for due diligence inquiry. No information or knowledge obtained in any investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated herein.

              (2) Buyer recognizes and acknowledges that it had in the past, currently has, and in the future may possibly have, access to certain confidential information of the Company, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Company's business. Buyer agrees that, unless there is a Closing, it will not use any of such information or disclose confidential information with respect to the Company to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of the Company and to counsel and other advisers, provided that such advisers agree to the confidentiality provisions of this Section 5.7(b), unless (i) such information becomes known to the public generally through no fault of Buyer, (ii) disclosure is required by law or the order of any governmental authority under color of law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, provided, that prior to disclosing any information pursuant to clause (i), (ii) or (iii) above, Buyer shall give prior written notice thereof to the Company and provide the Company with the opportunity to contest such disclosure and shall cooperate with efforts to prevent such disclosure.

              (3) Buyer will give Stockholder an opportunity to review in advance and give comments on any press releases or public announcements made by Buyer regarding the transactions contemplated by this Agreement. From and after such time as Buyer makes such press release or public announcement, Stockholder and the Company may also make public disclosures consistent with those made by Buyer.

              (4) Except as provided in Section 5.7(c) above, prior to the Closing Date, neither the Company nor the Stockholder shall make any disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement unless previously approved by Buyer in writing which approval shall not be unreasonably withheld; provided, however, that the Company may make such disclosure to its professional advisors, lenders, executive officers and parties from whom the Company must obtain consents or approvals in connection with the transactions contemplated hereby. Buyer agrees to keep the Company and the Stockholder apprised in advance of any disclosure of the subject matter of this Agreement by Buyer prior to the Closing Date.

              5.8 Conduct of Business Pending Closing. Between the date hereof and the Closing Date, the Company will (except as otherwise expressly set forth herein or as requested or agreed by Buyer):

              (1) carry on its business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

              (2) maintain its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

              (3) perform all of its obligations under agreements relating to or affecting its respective assets, properties or rights (other than Diminimus Violations);

              (4) keep in full force and effect present insurance policies or other comparable insurance coverage;

              (5) use commercially reasonable efforts to maintain and preserve its business organization intact, retain its present officers and key employees and maintain its relationships with suppliers, vendors, customers, creditors and others having business relations with it;

              (6) maintain compliance with all Permits, Laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities (other than Diminimus Violations);

              (7) except as expressly contemplated hereby, maintain present debt and lease instruments and not enter into new or amended debt or lease instruments; and

              (8) maintain present salaries and commission levels for all officers, directors, employees, agents, representatives and independent contractors, except for ordinary and customary bonuses and salary increases for employees (other than the Stockholder) in accordance with past practice.

              (9) provide Buyer with a copy of any Tax Returns (other than any estimated tax returns, payroll tax returns or sales tax returns) or amendments to a Tax Return filed on behalf of the Company on or after the date hereof.

              5.9 Prohibited Activities. Between the date hereof and the Closing Date, except as expressly contemplated hereby, the Company will not, without the prior written consent of Buyer:

              (1) make any change in its Articles of Incorporation or Bylaws, or authorize or propose the same;

              (2) issue, deliver or sell, authorize or propose the issuance, delivery or sale of any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind, or authorize or propose any change in its equity capitalization, or issue or authorize the issuance of any debt securities;

              (3) declare or pay any dividend, or make any distribution (whether in cash, stock or property) in respect of its stock whether now or hereafter outstanding, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase, redeem or otherwise acquire or retire for value any shares of its stock; provided however, that Stockholder shall be permitted to cause the Company to make cash distributions to Stockholder from funds drawn down on the Company's existing banking lines or from cash on hand, limited to an aggregate amount of distributions and funds used in repayment of the Company's debt to Stockholder which would not cause the maximum Accepted Indebtedness to be exceeded;

              (4) except as expressly contemplated hereby, enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures, or guarantee any indebtedness, except (i) in the ordinary course of business and consistent with past practice in an amount not in excess of $10,000 and (ii) purchase orders with customers and suppliers in the ordinary course of business.

              (5) except to the extent permitted by Section 5.8(h) above, increase the compensation payable or to become payable to the Stockholder or any officer, director, employee, agent, representative or independent contractor; make any bonus or management fee payment to any such person; make any loans or advances; adopt or amend any Company Plan or Company Benefit Arrangement; or grant any severance or termination pay;

              (6) create or assume any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired;

              (7) sell, assign, lease, pledge or otherwise transfer or dispose of any property or equipment except in the ordinary course of business consistent with past practice;

              (8) acquire or negotiate for the acquisition of (by merger, consolidation, purchase of a substantial portion of assets or otherwise) any business or the start-up of any new business, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company;

              (9) merge or consolidate or agree to merge or consolidate with or into any other corporation;

              (10) waive any material rights or claims of the Company, provided that the Company may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

              (11) commit a breach of or amend or terminate any material agreement, permit, license or other right;

              (12) enter into any other transaction (i) with a party affiliated with the Stockholder or the Company or any officer or director of the Company that is not negotiated at arm's length or (ii) outside the ordinary course of business consistent with past practice or (iii) prohibited hereunder;

              (13) commence a lawsuit other than for routine collection of bills (provided however, that Buyer will not unreasonably withhold its consent to such commencement);

              (14) revalue any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

              (15) make any tax election other than in the ordinary course of business and consistent with past practice, change any tax election, adopt any tax accounting method other than in the ordinary course of business and consistent with past practice, change any tax accounting method or enter into any closing agreement or settle any tax claim or assessment;

              (16) take, or agree (in writing or otherwise) to take, any of the actions described in Sections 5.9(a) through (o) above, or any action which would make any of the representations and warranties of the Company and the Stockholder contained in this Agreement untrue or result in any of the conditions set forth in Articles 6 and 7 not being satisfied; or

              (17) lend any funds to employees of the Company such that the aggregate amount outstanding at any one time exceeds $25,000.

              5.10 Exclusivity. None of the Stockholder, the Company, or any agent, officer, director or any representative of the Company or the Stockholder will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, directly or indirectly: (a) solicit, encourage or initiate the submission of proposals or offers from any person for, (b) engage in any discussions pertaining to, or (c) furnish any information to any person other than Buyer relating to, any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, the Company or a merger, consolidation or business combination of the Company. In addition to the foregoing, if the Company or the Stockholder receives any unsolicited offer or proposal, or has actual knowledge of any unsolicited offer or proposal, relating to any of the above, the Company or the Stockholder shall immediately notify Buyer thereof, including the identity of the party making such offer or proposal and the specific terms of such offer or proposal.

              5.11 Notification of Certain Matters. Each party hereto shall give prompt notice to the other parties hereto of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of it contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (b) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder. The delivery of any notice pursuant to this Section 5.11 shall not, without the express written consent of the other parties be deemed to (x) modify the representations or warranties hereunder of the party delivering such notice, (y) modify the conditions set forth in Articles 6 and 7, or (z) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

              5.12 Notice to Bargaining Agents. Prior to the Closing Date, the Company shall satisfy any requirement for notice of the transactions contemplated by this Agreement under applicable collective bargaining agreements, if requested by Buyer, and shall provide Buyer with proof that any required notice has been sent.

              5.13 New Jersey ISRA Compliance.

              (1) Stockholder, Fee Owner and the Company shall comply with the provisions of the New Jersey Industrial Site Recovery Act ("ISRA"), N.J.S.A.
Section 13:1k-6 et seq., including, without limitation, submitting all required filings and undertaking all required investigations and remedial actions, with respect to the transactions provided for in this Agreement, including the sale of the stock of the Company to Buyer and the distribution by the Company of the Owned Real Property to the Fee Owner. All costs and expenses relating to ISRA compliance shall be borne by the Stockholder (and not the Company), provided however, that if for convenience any of such costs and expenses are paid by, charged to, or advanced by the Company, such amounts will reduce the calculation of the Certified Closing Net Worth and the Actual Company Net Worth. Buyer will cooperate with Stockholder and the Company in seeking ISRA compliance with respect to the purchase of shares of the Company, but all of Buyer's out of pocket expenses relating thereto, shall be reimbursed by Stockholder at the Closing; such reimbursement of Buyer's pre-Closing expenses shall be subject to a maximum amount of $5,000.

              (2) From and after the execution and delivery of this Agreement, Stockholder and the Company shall file (if not already filed prior to the date hereof) and shall continue to diligently prosecute, a General Information Notice and Preliminary Assessment Report with the New Jersey Department of Environmental Protection ("NJDEP") and provide any additional filings, studies, information and documentation requested by NJDEP under applicable legal requirements. Unless it appears that an NFA(as defined below) will be readily issued by NJDEP prior to the Outside Date(as defined in Section 10.1(b) hereof), then Stockholder and the Company shall file and diligently prosecute an application for a Remediation Agreement (as defined below) and prosecute the same with the objective of having such Remediation Agreement approved by the NJDEP prior to the Outside Date. Stockholder and the Company shall file with or obtain from the NJDEP the items set forth on Schedule 5.13 (b) by no later than the dates set forth on such schedule.

              (3) On or prior to the Closing Date, as a condition precedent to the obligations of Buyer to consummate the transactions under this Agreement, either:

                      (1) the Stockholder and the Company shall have obtained from the NJDEP either (i) a negative declaration, (ii) a no further action letter ("NFA"), or (iii) a letter of non-applicability ("LNA"), with respect to the Owned Real Property; or

                      (2) the Stockholder and NJDEP, shall have entered into a Remediation Agreement meeting the requirements set forth in Section 5.13(e) below and otherwise reasonably acceptable to Stockholder and Buyer, with respect to the Owned Real Property("Remediation Agreement"), and the Stockholder shall have provided all financial security required under such Remediation Agreement to NJDEP.

Furthermore, on the Closing Date, the LNA previously obtained by the Company from the NJDEP with respect to the warehouse leased by the Company at 1310-1322-1324 Jefferson Street, Hoboken, New Jersey, shall remain in effect and shall not have been revoked or amended.

              (4) In the event that upon the expiration of Outside Date (as defined in Section 10.1(b) hereof) the NJDEP has failed to issue a negative declaration, NFA or LNA with respect to the Owned Real Property and the Stockholder and NJDEP have failed to enter into the Remediation Agreement, then, unless the parties shall otherwise agree in writing, this Agreement may be terminated in accordance with the terms of Section 10.1(b) hereof.

              (5) The Remediation Agreement shall be substantially in the form set forth in the regulations of the NJDEP and shall obligate the Stockholder after the Closing to satisfy the requirements under ISRA and under such Remediation Agreement to investigate and remediate the Owned Real Property. Stockholder shall be responsible for all costs incurred by Stockholder, the Company, Buyer or Workflow in complying with the Remediation Agreement. Stockholder alone shall execute the Remediation Agreement as the only party responsible for ISRA compliance if permitted by NJDEP. If NJDEP will not permit Stockholder to be the only party executing the Remediation Agreement, then in addition to Stockholder, the Company shall execute the Remediation Agreement; provided however, that as between the Stockholder, the Company, Buyer and Workflow, Stockholder shall remain responsible for all costs incurred by Stockholder, the Company, Buyer or Workflow in complying with ISRA and the Remediation Agreement. Stockholder shall be exclusively responsible for establishing and maintaining any "remediation funding source" required by NJDEP pursuant to ISRA, without recourse against any other party hereto, whether or not such parties sign the Remediation Agreement. Notwithstanding the terms and conditions of any Remediation Agreement, Stockholder shall continue to indemnify the Buyer Indemnified Parties(as defined in Section 8.1 hereof) pursuant to
Section 8 of this Agreement for all compliance with ISRA and the Remediation Agreement.

              (6) Buyer and its attorneys and environmental consultants shall be entitled to participate with Stockholder in the review and negotiation with the NJDEP of the Remediation Agreement and any remediation plans and programs established pursuant to the Remediation Agreement; to review and monitor the filing with the NJDEP of all documents, studies, plans and programs pursuant to the Remediation Agreement; and to review and monitor the carrying out of all remediation activities with respect to the Owned Real Property pursuant to the Remediation Agreement or to otherwise comply with ISRA. Stockholder and the Company shall cooperate in the exchange of necessary information to carry out these activities. Remediation plans and programs entered into pursuant to the Remediation Agreement with respect to the Owned Real Property, and filing of documents, studies, plans and programs with the NJDEP pursuant to the Remediation Agreement, shall be subject to the reasonable approval of the Buyer on a case by case basis, in the event that any such plan, program or filing (1) would materially interfere with the business operations of the Company, Buyer or Workflow or (2) would impose any liability or obligation on the Company, Buyer or Workflow (other than (A) diminimus amounts and (B) non-monetary liabilities and obligations which do not materially interfere with the business operations of the Company, Buyer or Workflow). Stockholder shall, and shall cause its consultants and contractors, to provide the Buyer will copies of all investigative reports and studies and all filings and documentation relating to the Remediation Agreement, as well as all correspondence with the NJDEP or other governmental agencies relating to the Remediation Agreement.

              (7) Stockholder shall undertake responsibility for carrying out all investigative and remediation activities required by the NJDEP pursuant to the Remediation Agreement and any remediation plans and programs required by the Remediation Agreement through and including obtaining a final NFA clearance from NJDEP with respect to the Remediation Agreement, and Stockholder shall retain at its own expense all necessary consultants and contractors, which shall be subject to the reasonable approval of Buyer. The Company shall grant access to the Owned Real Property to Stockholder and his approved consultants and contractors in order to carry out such investigative and remediation activities approved by Buyer pursuant to Section 5.13(f) above, upon their execution and delivery of customary access agreements with the Company and the delivery of customary insurance certificates naming the Company, Buyer and Workflow as additional named insureds. In the event that Stockholder shall fail to carry out the requirements of the Remediation Agreement or any remediation plan or program pursuant to the Remediation Agreement to NJDEP's satisfaction, then the Company, Buyer or Workflow may, but shall not be obligated to, cause such requirements to be completed, at Stockholder's exclusive cost and expense. The indemnification by Stockholder to the Buyer Indemnified Parties set forth in Section 8 of this Agreement shall include, without limitation, all activities of Stockholder and its consultants and contractors undertaken pursuant to the Remediation Agreement and any remediation plan or program thereunder. All activities of Stockholder and its consultants and contractors undertaken pursuant to the Remediation Agreement and any remediation plan or program thereunder shall be carried out in accordance with schedules mutually agreed between Stockholder and the Company, with a minimum of disruption to the Company's normal business operations, and in compliance with applicable law.

              (8) In the event that prior to the expiration of the Outside Date, the NJDEP shall require that remediation be undertaken as a condition of issuing a negative declaration or NFA, and cost of such remediation is estimated to be less than $50,000 and such remediation can be completed on or prior to the Outside Date such that an NFA can be obtained by the Outside Date and without any material disruption of the Company's business operations, then Stockholder shall cause such remediation to be performed and completed by the Outside Date. The costs and expenses of such remediation shall be considered an ISRA compliance expense payable in the manner set forth in Section 5.13(a). In the event that the NFA is not obtained by the Outside Date and the estimated cost of remediation to be undertaken pursuant to a proposed Remediation Agreement with the NJDEP is less than $50,000, then Stockholder shall be required to enter into a Remediation Agreement on or before the Outside Date and Stockholder shall cause such remediation to be performed and completed in accordance with the Remediation Agreement. Stockholder and the Company shall be permitted to negotiate with the NJDEP and seek a less costly remediation, provided this does not delay completing ISRA compliance activities and obtaining the NFA or Remediation Agreement by the Outside Date.

              (9) In the event that prior to the expiration of the Outside Date, the NJDEP shall require that remediation be undertaken as a condition of issuing a negative declaration or NFA, or of entering into a Remediation Agreement, and the estimated cost of such remediation is in excess of $50,000, then Stockholder shall not be required to cause such remediation to be performed or to enter into a Remediation Agreement, and unless the parties shall otherwise agree in writing, this Agreement may be terminated in accordance with the terms of
Section 10.1(b) hereof. Notwithstanding the foregoing, Stockholder may elect to expend more than $50,000 to effectuate remediation if (A) such remediation and issuance of the NFA can be completed prior to the Outside Date and will not cause material disruption to the Company's business operations or (B) a Remediation Agreement is entered into on or prior to the Outside Date, and in the event Stockholder so elects, this Agreement shall not be terminated pursuant to this Section 5.13(i), provided that in the case of an NFA, so long as such remediation is completed and the NFA is obtained by the Outside Date; all costs and expenses of such remediation shall be considered an ISRA compliance expense payable in the manner set forth in Section 5.13(a).

              (10) Stockholder shall cause the Fee Owner to cooperate and comply with the requirements of this Section 5.13, including without limitation, the granting of access, consent and permission under the lease to the Company of the Owned Real Property.

              (11) The provisions of this Section 5.13 shall survive the execution and delivery of this Agreement and the occurrence of the Closing.

              (12) The term "remediation" as used in this Section 5.13 shall have the definition set forth in NJAC 7:26E-1.8. A termination by Stockholder or Buyer or failure to enter into a Remediation Agreement under Section 5.13(h) or 5.13(i) due to costs of remediation being in excess of $50,000 shall not in and of itself be considered a failure to fulfill any obligation under this Agreement for purposes of Section 10.1(b).

              5.14 Workflow Obligations.

              (1) Workflow, by its execution and delivery of this Agreement, confirms and agrees for the benefit of Stockholder that (i) all of the representations and warranties of Buyer made in Section 4 of this Agreement with respect to Workflow are true and correct; (ii) subject to the satisfaction of all conditions precedent set forth in Section 6 of this Agreement, Workflow shall cause Buyer to carry out its obligations to consummate the closing of the transactions set forth in this Agreement; and (iii) if the Closing occurs, Workflow shall cause Buyer to carry out its obligations to pay the Purchase Price as determined under this Agreement, and to the extent it fails to do so, Workflow hereby guarantees and agrees to make such payment of the Purchase Price (inclusive of the Earn-Out as determined pursuant to Section 1.7 hereto) as determined pursuant to this Agreement.

              (2) The obligations of Workflow under this Agreement shall be subject to all set-offs, offsets, adjustments and defenses that the Buyer would have, or is entitled to have, under this Agreement, and Workflow may enforce all rights and remedies of Buyer under this Agreement.

              (3) The obligations of Workflow under this Agreement are solely for the benefit of the Stockholder and no provision of this Agreement is intended, nor will any provision be interpreted, to create any obligations of Workflow to any creditor, claimant, client, customer, or employee of Buyer or the Company.

              5.15 Miscellaneous Assets

              (1) On or prior to the expiration of the term of the Consulting Agreement between the Principal Stockholder and the Company, the Principal Stockholder may, at his own expense, remove from the Company's premises the artwork set forth on Schedule 5.15(a) hereto, and the Company shall have no claim or interest in such artwork. Stockholder shall indemnify the Buyer Indemnified Parties (as defined in Section 8 hereof) pursuant to Section 8 hereof for any claim of any third party to such artwork.

              (2) Prior to the Closing, the Company shall distribute and convey to the Fee Owner or its designee the Pine Barrens Real Property identified on
Schedule 5.15(b) hereto. Such transfer shall be "AS IS" and without recourse to the Company or the Buyer. All documentation utilized to effectuate such transaction shall be provided to Buyer in advance of the Closing, and shall be reasonably satisfactory to Buyer. There shall be no reduction to the Net Worth Target with respect to such distribution. All Taxes and other transaction fees and expenses relating to the distribution and conveyance of such real estate by the Company to the Fee Owner shall be borne exclusively to the Stockholder (and not the Company). Stockholder shall indemnify the Buyer Indemnified Parties pursuant to Section 8 hereof for any claim of any third party to such Pine Barrens Real Property.

              (3) Prior to the Closing, the Company shall assign to the Principal Stockholder all right, title and interest the Company may have in a term life insurance policy on the life of the Principal Stockholder, and the beneficiary of such policy shall be changed to a beneficiary designated by the Principal Stockholder. All Taxes and other transaction fees and expenses relating to such transfer shall be borne exclusively by the Stockholder (and not the Company).

              (4) In the event that the Company recovers actual payments in its currently pending tax certiorari proceeding against the City of Hoboken which are attributable to periods prior to the Closing Date, such payments shall be transferred to Stockholder, less any expenses incurred by the Company after the Closing in connection with such proceeding.

6.       CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

              The obligation of Buyer to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions and deliveries:

              6.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of the Stockholder and the Company contained in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Company and the Stockholder on or before the Closing Date shall have been duly complied with, performed or satisfied in all material respects; and a certificate to the foregoing effects dated the Closing Date and signed on behalf of the Company and by the Stockholder shall have been delivered to Buyer.

              6.2 No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Buyer's proposed acquisition of the Company, or limiting or restricting Buyer's conduct or operation of the business of the Company (or its own business) following the transactions contemplated by this Agreement shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened against Buyer or the Company, their respective properties or any of their officers or directors, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of the Company. A certificate to the foregoing effects (other than those relating to Buyer) dated the Closing Date and signed on behalf of the Company and the Stockholder shall have been delivered to Buyer.

              6.3 No Material Adverse Change. There shall have been no material adverse changes in the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of the Company, taken as a whole, since the Balance Sheet Date other than as disclosed in the Schedules hereto; and Buyer shall have received a certificate signed by the Stockholder dated the Closing Date to such effect.

              6.4 Consents and Approvals. All necessary consents of, and filings with, any governmental authority or agency or third party, relating to the consummation by the Buyer, Company and the Stockholder of the transactions contemplated hereby, including without limitation, those set forth on Schedule
3.3 and Schedule 3.19(d), shall have been obtained and made.

              6.5 Opinion of Counsel. Buyer shall have received an opinion from counsel to the Company and the Stockholder, dated the Closing Date, substantially in the form of Exhibit E attached hereto.

              6.6 Charter Documents. Buyer shall have received (a) a copy of the Articles of Incorporation of the Company certified by an appropriate authority in the state of its incorporation and (b) a copy of the Bylaws of the Company certified by the Secretary of the Company.

              6.7 Financial Statements. Buyer shall have received from the Company completed financial statements for the calender quarters ended March 31, June 30 and September 30, 1998, and for the quarter and fiscal year ended December 31, 1998, in a form reasonably satisfactory to Buyer.

              6.8 Company Deliveries. The Company shall have made such deliveries as are called for by this Agreement.

              6.9 Delivery of Closing Financial Certificate. Buyer shall have received a certificate (the "Closing Financial Certificate"), dated as of the Closing Date, signed on behalf of the Company and by the Stockholder, setting forth:

              (1) the net worth of the Company as of the last day of its fiscal year ending December 31, 1997 (the "Certified 1997 Net Worth");

              (2) the net worth of the Company as of the Closing Date (the "Certified Closing Net Worth");

              (3) the sales of the Company for the fiscal year ending December 31, 1997 (the "Certified 1997 Sales");

              (4) the sales of the Company for the fiscal year ending December 31, 1998 (the "Certified 1998 Sales");

              (5) the earnings of the Company before interest, tax and depreciation (after the addition of "add-backs" set forth on Schedule 3.9(c) and assuming an annual rental expense of $370,000) for the fiscal year ending December 31, 1997 (the "Certified 1997 Profits");

              (6) the earnings of the Company before interest and taxes (after the addition of "add-backs" set forth on Schedule 3.9(c) and assuming an annual rental expense of $370,000) for the fiscal year ending on December 31, 1998 (the "Certified 1998 Profits"); and

              (7) the sum of the Company's total outstanding long term and short term indebtedness to (i) banks and (ii) all other financial institutions and creditors (in each case including the current portion of such indebtedness, but excluding trade payables and other accounts payable incurred in the ordinary course of the Company's business consistent with past practice and excluding debt to the Stockholder) as of the Closing Date (the "Certified Closing Long-Term Debt").

The parties acknowledge and agree that for purposes of determining the Certified Closing Net Worth, the Actual Company Net Worth and the Certified 1998 Profits
(1) the Company shall not take account of any increase in intangible assets other than accounts receivable (including without limitation goodwill, franchises and intellectual property) accounted for after December 31, 1997, (2) the determination shall be calculated after giving effect to any expenses incurred by the Company (or incurred by the Stockholder but paid by, charged to or advanced by the Company) in connection with the transactions contemplated by this Agreement, including, without limitation, costs of ISRA compliance pursuant to Section 5.13 hereof and (3) inventory will be valued in accordance with GAAP (lower of cost or market) on a First-In, First-Out (FIFO) Basis, and will include, in all material respects, all inventory owned by the Company, but will exclude BNS goods.

              6.10 FIRPTA Compliance. The Stockholder shall have delivered to Buyer a properly executed statement in a form reasonably acceptable to Buyer for purposes of satisfying Buyer's obligations under Treas. Reg. ss. 1.1445-2(b).

              6.11 Employment Agreements. (a) Frank Pauza shall have entered into an employment agreement with the Company substantially in the form of Exhibit A hereto and (b) Irwin Greenberg shall have entered into an employment agreement with the Company substantially in the form of Exhibit G hereto.

              6.12 Lease/Real Estate Matters. (1) The Company shall have distributed and conveyed the Company's Main Facility Real Property to the Fee Owner in accordance with Section 1.8 hereof, and the Fee Owner and the Company shall have entered into a lease of such Real Property in the form of Exhibit B hereto.

              (2) The Article Third Trust under the Will of Ruth L. Batkin and the Company shall have entered into a lease of the Parking Lot Real Property, in the form of Exhibit C hereto.

              (3) With respect to any new mortgages placed on the Main Facility Real Property or the Parking Lot Real Property, the Company shall have obtained a non-disturbance agreement executed by the mortgagee thereof in form and substance satisfactory to Buyer.

              6.13 Consulting Agreement. The Stockholder shall have entered into a consulting agreement with the Company in the form of Exhibit D hereto.

              6.14 ISRA Clearance. The Company and the Stockholder shall have satisfied the requirements of Section 5.13 and Buyer shall have received satisfactory documentation proof.

              6.15 Other Closing Deliveries. Buyer shall have received all other documents and instruments, duly executed and delivered by Stockholder, the Company and/or third parties, as required by this Agreement or otherwise necessary to effectuate the purposes of this Agreement.

              6.16 Environmental Studies. (1) Buyer shall have obtained completed PHASE I and PHASE II environmental studies performed by an environmental consultant retained by Buyer with respect to the Company's Owned Real Property, which studies, subject to Sections 6.16(b) and (c) below, shall be satisfactory to Buyer. The cost of environmental studies performed by Buyer's Consultant shall be borne by Buyer; provided however, that if the NJDEP requires the use of information generated by such Phase II study in connection with the ISRA clearance referred to in Section 5.13, then Buyer and Stockholder shall share equally the cost of such Phase II study by Buyer's consultant; provided however, that Stockholder's maximum obligation for the cost of such study shall be $8,000.

              (2) In the event that the Phase I or Phase II environmental studies by Buyer's consultant reveal conditions that in Buyer's reasonable opinion require that remediation be undertaken, and the cost of such remediation is less than $50,000, such remediation can be completed within sixty (60) days and without any material disruption of the Company's business operations, and such conditions do not involve a material violation of Environmental Law, then
(1) such conditions shall not, in and of themselves, preclude the consummation of the transactions contemplated hereby; (2) Stockholder shall be required to bear the entire cost of such remediation and the securing of any necessary Permits or approvals under applicable Environmental Laws (3) Stockholder and any transferee of the Owned Real Property shall cooperate with Buyer, both before and after the Closing, in carrying out such remediation and securing such permits and approvals, and (4) Stockholder shall remain obligated to indemnify the Buyer Indemnified Parties pursuant to Section 8 for such conditions.

              (3) In the event that the Phase I or Phase II environmental studies by Buyer's consultant reveal conditions that in Buyer's reasonable opinion require that remediation be undertaken, and the cost of such remediation is either in excess of $50,000, or would cause material disruption of the Company's business operations, or would require more than sixty (60) days to perform or such conditions involve a material violation of any Environmental Law, then unless the parties shall otherwise agree, this Agreement may be terminated in accordance with Section 10.1(b) hereof. Notwithstanding the foregoing, Stockholder may elect to expend more than $50,000 (and bear such expense) to effectuate remediation if such remediation can be completed prior to the Outside Date and will not cause material disruption of the Company's business and the conditions do not involve a material violation of Environmental Law, and in the event Stockholder so elects, this Agreement shall not be terminated pursuant to this Section 6.16(c) so long as such remediation is completed prior to the Outside Date.

              6.17 Facility Engineering Studies. Buyer shall have obtained, at its own expense, a completed study performed by a facilities engineering consultant retained by Buyer with respect to the Company's facility at the Owned Real Property, which shall be reasonably satisfactory to Buyer.

              6.18 Release of Company Guarantees of Personal Debt. Simultaneously with the Closing, the Company shall have been released from any guarantees and/or obligations it may have of personal indebtedness of Stockholder, including without limitation, mortgage indebtedness relating to the Owned Real Property and other debt set forth on Schedule 6.18 hereto.

              6.19 Certified Resolutions. Buyer shall have received resolutions of the Board of Directors and Shareholders of the Company authorizing the transactions contemplated by this Agreement certified by the Principal Stockholder.

              6.20 Greenberg Release. The Buyer shall have received a release, in favor of the Company, Buyer and Workflow, executed and delivered by Irwin Greenberg, in the form of Exhibit H hereto.

              6.21 Payoff Documentation. The Buyer shall have received, with respect to the Accepted Indebtedness and any other debt set forth on Schedule
6.18 hereto (a) payoff letters from the holders of such debt confirming the total indebtedness to be paid to such holders as of the Closing Date in order to extinguish such debt and (b) UCC-3 termination statements, mortgage satisfactions and other similar documentation executed by the holders of such debt in form for filing, such documentation to be held in escrow by counsel to Buyer pending the Closing and receipt by such holders of Buyer's payoff of the Accepted Indebtedness and Stockholder's payoff of the debt set forth on Schedule
6.18 hereto.

7.       CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STOCKHOLDER AND THE COMPANY

              The obligation of the Stockholder and the Company to effect the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions and deliveries:

              7.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of Buyer contained in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by Buyer on or before the Closing Date shall have been duly complied with, performed or satisfied in all material respects; and a certificate to the foregoing effects dated the Closing Date and signed by the President or any Vice President of Buyer shall have been delivered to the Company and the Stockholder.

              7.2 No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Buyer's proposed acquisition of the Company, or limiting or restricting Buyer's conduct or operation of the business of the Company (or its own business) following the transactions contemplated by this Agreement shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and a certificate to the foregoing effects (other than those relating to Stockholder or the Company) dated the Closing Date and signed by the President or any Vice President of Buyer shall have been delivered to the Company and the Stockholder.

              7.3 Consents and Approvals. All necessary consents of, and filings with, any governmental authority or agency or third party relating to the consummation by Stockholder, Company or Buyer of the transactions contemplated herein, shall have been obtained and made.

              7.4 Consulting Agreement. The Company shall have afforded Stockholder an opportunity to enter into a consulting agreement with the Company in substantially the form of Exhibit D hereto.

              7.5 Lease/Real Estate Matters. After distribution and conveyance of the Company's Main Facility Real Property to the Fee Owner, the Company and the Fee Owner shall have entered into a lease of such property substantially in the form of Exhibit B hereto.

              7.6 Release of Personal Guarantees. Simultaneous with the Closing, the Buyer shall either (a) at its own expense, pay off and extinguish the Accepted Indebtedness and use reasonable commercial efforts to obtain a release of Stockholder from all personal guarantees he may have given of such Accepted Indebtedness or (b) obtain a release of Stockholder from all personal guarantees he may have given of such Accepted Indebtedness.

              7.7 Opinion of Counsel. Stockholder shall have received an opinion from counsel to the Buyer, dated the Closing Date, substantially in the form of Exhibit F hereto.

              7.8 Other Closing Deliveries. Stockholder shall have received all other documents and instruments, duly executed and delivered by Buyer, Workflow and/or third parties, as required by this Agreement or otherwise reasonably necessary to effectuate the purposes of this Agreement.

              7.9 ISRA Clearance. The Company shall have received ISRA clearance required by Section 5.13(c) of the transactions contemplated by this Agreement.

              7.10 Certified Resolutions. Stockholder shall have received resolutions of the Board of Directors and sole shareholder of Buyer and the Board of Directors of Workflow authorizing the transactions contemplated hereby, certified by an officer of Workflow and Buyer.

8.       INDEMNIFICATION


              8.1 General Indemnification by the Stockholder. The Stockholder covenants and agrees to indemnify, defend, protect and hold harmless Buyer, Workflow and, from and after the Closing, the Company and their respective officers, directors, employees, stockholders, assigns, successors and affiliates (individually, a "Buyer Indemnified Party" and collectively, "Buyer Indemnified Parties") from, against and in respect of:

              (1) all liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments effectuated in accordance with Section 8.3 hereof, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including without limitation reasonable attorneys' fees and disbursements of every kind, nature and description) (collectively, "Damages") suffered, sustained, incurred or paid by the Buyer Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

                      (1) any breach of any representation or warranty of the Stockholder or the Company set forth in this Agreement or any Schedule or certificate, delivered by or on behalf of the Stockholder or the Company pursuant hereto; or

                      (2) any nonfulfillment of any covenant or agreement by the Stockholder or, prior to the Closing Date, the Company, under this Agreement; or

                      (3) the business, operations or assets of the Company prior to the Closing Date or the actions or omissions of the Company's directors, officers, stockholders, employees or agents prior to the Closing Date, other than Damages arising from matters expressly disclosed in the Company Financial Statements, this Agreement or the Schedules to this Agreement or expressly exempted from disclosure under the terms and conditions of this Agreement;

                      (4) the matters disclosed on Schedules 3.23 (environmental matters), 3.25 (employee benefit plans), 3.26 (taxes), and 3.27 (conformity with law; litigation);

                      (5) the distribution and conveyance of the Company's Main Facility Real Property to the Stockholder pursuant to Section 1.8 hereof;

                      (6) the applicability of ISRA to the transactions contemplated by this Agreement and the compliance with the requirements of ISRA and any remediation or remediation agreement pursuant to ISRA; or

                      (7) any Closing Date Withdrawal Liability.

              (2) any and all Damages incident to any of the foregoing or to the enforcement of this Section 8.1.

              8.2 Limitation and Expiration. Notwithstanding the above:

              (1) there shall be no liability for indemnification under Section
8.1 unless, and solely to the extent that, the aggregate amount of Damages exceeds $50,000 (the "Indemnification Threshold"); provided, however, that the Indemnification Threshold shall not apply to (i) adjustments to the Cash Purchase Price as set forth in Sections 1.2 and 1.3; (ii) Damages arising out of any breaches of the covenants of the Stockholder set forth in this Agreement or representations and warranties made in Sections 3.4 (capital stock of the Company), 3.5 (transactions in capital stock), and 3.26 (taxes); (iii) Damages described in Sections 8.1(a)(v), (vi) or (vii); and (iv) existing litigation and other matters disclosed on Schedule 3.27.

              (2) the aggregate amount of the Stockholder's liability under this
Article 8 shall not exceed the Purchase Price; provided, however, that the Stockholder's liability for Damages arising out of any breaches of the representations made in Section 3.26 (taxes) or Damages described in Sections 8.1(a)(v), (vi) and (vii) and existing litigation and other matters disclosed on
Schedule 3.27 shall not be subject to such limitation and shall not count toward the limitation described in the first clause of this Section 8.2(b);

              (3) the indemnification obligations of Stockholder under this
Article 8, or under any certificate or writing furnished in connection herewith, shall terminate at the date that is the later of clause (i) or (ii) of this
Section 8.2(c):

                      (1) (1) except as to representations, warranties, and covenants specified in clause (i)(2) of this Section 8.2(c), thirty-six (36) months after the Closing Date, or

                            (2) with respect to representations and warranties
contained in Sections 3.23 (environmental matters), 3.25 (employee benefit plans), 3.26 (taxes), and the indemnification set forth in Sections 8.1(a)(ii),
(v), (vi), or (vii) and existing litigation and other matters disclosed on
Schedule 3.27 on (A) the date that is six (6) months after the expiration of the longest applicable federal or state statute of limitation (including extensions thereof), or (B) if there is no applicable statute of limitation, (x) ten (10) years after the Closing Date if the Claim is related to the cost of investigating, containing, removing, or remediating a release of Hazardous Material into the environment, or (y) five (5) years after the Closing Date for any other Claim covered by clause (i)(2)(B) of this Section 8.2(c); or

                      (2) the final resolution of claims or demands asserted and pending as of the relevant dates described in clause (i) of this Section 8.2(c) (such claims referred to as "Pending Claims").

              (4) Notwithstanding any other provision of this Agreement, it is not intended that there be more than one recovery of indemnification for the same claim from Stockholder by reason of the fact that the Company, as well as the Stockholder, has made representations, warranties and covenants to the Buyer under this Agreement.

              8.3 Indemnification Procedures. All claims or demands for indemnification under this Article 8 ("Claims") shall be asserted and resolved as follows:

              (1) In the event that any Buyer Indemnified Party or Stockholder Indemnified Party (as defined in Section 8.7 below) (each an "Indemnified Party") has a Claim against any party obligated to provide indemnification pursuant to Section 8.1 hereof (with respect to a claim by the Buyer Indemnified Parties) or Section 8.7 hereof (with respect to a claim by the Stockholder Indemnified Parties) (the "Indemnifying Party") which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Claim, specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (the "Claim Notice"). If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the date of delivery of the Claim Notice that the Indemnifying Party disputes such Claim, with a detailed statement of the basis of such position, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case an objection is made in writing in accordance with this Section 8.3(a), the Indemnified Party shall respond in a written statement to the objection within thirty (30) days and, for sixty (60) days thereafter, the Indemnified Party and the Indemnifying Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such Claims (and, if the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties). In the event that after such time period, the parties cannot resolve an objection to such Claim by the Indemnified Party, then the Indemnified Party and the Indemnifying Party shall be free to pursue their legal and contractual remedies with respect to such Claim.

              (2) (1) In the event that any Claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party (a "Third Party Claim"), the Indemnified Party shall promptly after learning of the claim deliver a Claim Notice to the Indemnifying Party . The Indemnifying Party shall have thirty (30) days from the date of delivery of the Claim Notice to notify the Indemnified Party (A) whether the Indemnifying Party disputes liability to the Indemnified Party hereunder with respect to the Third Party Claim, and, if so, the basis for such a dispute, and (B) if such party does not dispute liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against the Third Party Claim, provided that the Indemnified Party is hereby authorized (but not obligated) to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party's interests.

              (2) In the event that Indemnifying Party timely notifies the Indemnified Party that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify with respect to the Third Party Claim, the Indemnifying Party shall defend the Indemnified Party against such Third Party Claim by appropriate proceedings, provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any Third Party Claim (in whole or in part) if such settlement does not include a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against a Third Party Claim, whether by failure of such party to give the Indemnified Party timely notice as provided herein or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against such Third Party Claim in the Indemnified Party's sole discretion and to the extent the claim is subject to indemnification pursuant to Section 8 hereof the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

              (3) If at any time, in the reasonable opinion of a Buyer Indemnified Party, notice of which shall be given in writing to the Stockholder, any Third Party Claim seeks material prospective relief which could have an adverse effect on any Buyer Indemnified Party or the Company or any subsidiary, the Buyer Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Third Party Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Buyer Indemnified Party elects to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such Third Party Claim at the sole cost and expense of the Indemnifying Party.

              (3) Nothing herein shall be deemed to prevent the Indemnified Party from making a Claim, and an Indemnified Party may make a Claim hereunder, for potential or contingent Damages provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such Claim may be made.

              (4) Subject to the provisions of Section 8.2, the Indemnified Party's failure to give reasonably prompt notice as required by this Section 8.3 of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

              (5) The parties will make appropriate adjustments for any Tax benefits, Tax detriments or insurance proceeds in determining the amount of any indemnification obligation under this Article 8, provided that no Indemnified Party shall be obligated to continue pursuing any payment pursuant to the terms of any insurance policy, if, after making commercially reasonable efforts, the Indemnified Parties' claim or portion thereof has not been paid by the insurer. In the event that an Indemnifying Party has actually paid an amount in respect of a Claim and the Indemnified Party, subsequent thereto, actually receives payment of insurance proceeds with respect to such Claim, the Indemnified Party shall remit such proceeds to the Indemnifying Party, but not in excess of amounts actually paid by the Indemnifying Party to the Indemnified Party in respect of such Claim.

              8.4 Survival of Representations Warranties and Covenants. All representations, warranties and covenants made by the Company, the Stockholder, and Buyer in or pursuant to this Agreement or in any document delivered pursuant hereto shall be deemed to have been made on the date of this Agreement (except as otherwise provided herein) and, if a Closing occurs, as of the Closing Date. The representations of the Company and the Stockholder will survive the Closing for the periods referred to in Section 8.2(c). The representations of Buyer will survive the Closing and will remain in effect until, and will expire, thirty-six
(36) months after the Closing Date.

              8.5 Remedies Cumulative. The remedies set forth in this Article 8 are cumulative and shall not be construed to restrict or otherwise affect any other remedies that may be available to the Indemnified Parties under any other agreement or pursuant to statutory or common law.

              8.6 Right to Set Off. Buyer shall have the right, but not the obligation, to set off, in whole or in part, against the Pledged Assets or any Earn-out, amounts finally determined under Section 8.3 to be owed to Buyer by the Stockholder under Section 8.1 hereof.

              8.7 General Indemnification of Buyer.

              (1) Buyer covenants and agrees to indemnify, defend, protect and hold harmless the Stockholder and his heirs and personal representatives (each a "Stockholder Indemnified Party" and collectively, "Stockholder Indemnified Parties") from and against:

                      (1) all Damages suffered, sustained, incurred or paid by the Stockholder Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly;

                            (1) any breach of any representation or warranty of
Buyer or Workflow set forth in this Agreement or any certificate delivered by or on behalf of Buyer or Workflow in connection herewith; or

                            (2) any nonfulfillment of any covenant or agreement
on the part of Buyer or Workflow in this Agreement;

                   (2) any and all Damages incident to any of the foregoing or to the enforcement of this Section 8.7.

              (2) There shall be no liability for indemnification under this
Section 8.7 unless, and solely to the extent that, the aggregate amount of Damages under this Section 8.7 exceeds the Indemnification Threshold, as defined in Section 8.2(a), provided, however, that the indemnification threshold shall not apply to (i) payments of the Purchase Price, or (ii) Damages arising out of any breaches of the covenants of Buyer or Workflow set forth in this Agreement.

              (3) The aggregate amount of Buyer's liability under this Section
8.7 shall not exceed an amount equal to the Purchase Price.

              (4) The indemnification obligations under this Section 8.7 or in any certificate or writing furnished by Buyer or Workflow in connection herewith shall terminate thirty-six (36) months after the Closing Date.

9.       NONCOMPETITION

              9.1 Prohibited Activities. The Stockholder acknowledges that during the course of his ownership of the Stock, he developed relationships on behalf of and acquired proprietary and confidential information about the Company, including, but not limited to, its customers, vendors, prices, sales strategies and other information, some of which may be regarded and treated by the Company and Buyer as trade secrets. In order to protect the Company's and/or Buyer's critical interest in these relationships and information, Stockholder covenants that he will not, for a period of five (5) years following the Closing Date, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, partnership, corporation, or business of whatever nature:

              (1) engage, as an officer, director, shareholder, owner, partner, member, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or adviser, or as a sales representative, in any business selling any products or services in direct competition with the Company, within 50 miles of any locations where the Company both has an office and conducts business ("Territory"). As used in this subsection, "competition" shall mean engaging, directly or indirectly, for himself or any other person or entity, in (i) any facet of the business of the Company in which Stockholder was engaged in prior to the Closing Date or (ii) any facet of the business of the Company about which Stockholder acquired proprietary or confidential information during the course of his or her ownership of the Stock. As used in this Section 9.1, "Company" shall include any Merger Affiliate or Company Division which carries on the business of the Company;

              (2) hire or join with in a competitive business capacity, any employee of the Company within the Territory;

              (3) solicit or accept business which competes with the business of the Company from any person who is, on the Closing Date, or that has been, within one (1) year prior to the Closing Date, a customer of the Company; or

              (4) acquire or enter into any agreement to acquire any prospective acquisition candidate that was, to the knowledge of the Stockholder, either called upon by Workflow or its Subsidiaries as a prospective acquisition candidate or was the subject of an acquisition analysis by Workflow or its Subsidiaries within 3 years prior to the Closing Date. The Stockholder, to the extent lacking the knowledge described in the preceding sentence, shall immediately cease all contact with such prospective acquisition candidate upon being informed that Workflow or its Subsidiaries had called upon such candidate or made an acquisition analysis thereof.

         Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit the Stockholder from acquiring as an investment not more than one percent (1%) of the capital stock of a competing business whose stock is traded on a national securities exchange or over- the-counter.

              9.2 Confidentiality. The Stockholder recognizes that by reason of his ownership of the Stock and his employment by the Company, he has acquired confidential information and trade secrets concerning the operation of the Company, the use or disclosure of which could cause the Company or its affiliates or subsidiaries substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, the Stockholder covenants and agrees with the Company and Buyer that from and after the Closing he will not at any time, except in performance of Stockholders' obligations to the Company or with the prior written consent of the Company directly or indirectly, disclose any secret or confidential information that he or she may learn or has learned by reason of his ownership of the Company or his or her employment by the Company, or any of its subsidiaries and affiliates, or use any such information in a manner detrimental to the interests of the Company or Buyer, unless (i) such information becomes known to the public generally through no fault of the Stockholder, (ii) disclosure is required by law or the order of any governmental authority under color of law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, provided, that prior to disclosing any information pursuant to clause (i), (ii) or (iii) above, the Stockholder shall give prior written notice thereof to Buyer and provide Buyer with the opportunity to contest such disclosure and shall cooperate with efforts to prevent such disclosure. The term "confidential information" includes, without limitation, information not previously disclosed to the public or to the trade by the Company's or Buyer's management with respect to the Company's or Buyer's, or any of their affiliates' or subsidiaries', products, facilities, and methods, trade secrets and other intellectual property, software, source code, systems, procedures, manuals, confidential reports, product price lists, customer lists, financial information (including the revenues, costs, or profits associated with any of the Company's products), business plans, prospects, or opportunities but shall exclude any information already in the public domain.

              9.3 Damages. Because of the difficulty of measuring economic losses to Buyer as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to Buyer for which it would have no other adequate remedy, the Stockholder agrees that the foregoing covenant may be enforced by Buyer in the event of breach by the Stockholder, by injunctions and restraining orders.

              9.4 Reasonable Restraint. The parties agree that the foregoing covenants in this Article 9 impose a reasonable restraint on the Stockholder in light of the activities and business of Buyer on the date of the execution of this Agreement, assuming the completion of the transactions contemplated hereby.

              9.5 Severability; Reformation. The covenants in this Article 9 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

              9.6 Independent Covenant. The parties expressly acknowledge that the terms and conditions of this Article 9 are independent of the terms and conditions of any other agreements including, but not limited to, any consulting and employment agreements entered into in connection with this Agreement. It is specifically agreed that the period of five (5) years stated at the beginning of this Article 9 during which the agreements and covenants of the Stockholder made in this Article 9 shall be effective, shall be computed by excluding from such computation any time during which the Stockholder is found by a court of competent jurisdiction to have been in violation of any provision of this
Article 9. The covenants contained in Article 9 shall have no effect if the transactions contemplated by this Agreement are not consummated.

              9.7 Materiality. The Company and the Stockholder hereby agree that the covenants set forth in this Article 9 are a material and substantial part of the transactions contemplated by this Agreement, supported by adequate consideration.

10.      GENERAL

              10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date solely:

              (1) by mutual consent of the Board of Directors of Buyer and the Stockholder; or

              (2) by the Stockholder, on the one hand, or by Buyer, on the other hand, if the Closing shall not have occurred on or before April 24, 1999 (the "Outside Date"), provided that the right to terminate this Agreement under this
Section 10.1(b) shall not be available to either party (with the Stockholder and the Company deemed to be a single party for this purpose) whose material misrepresentation, breach of warranty or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

              (3) by the Stockholder, on the one hand, or by Buyer, on the other hand, if there is or has been a material breach, failure to fulfill or default on the part of the other party (with the Stockholder and the Company deemed to be a single party for this purpose) of any of the representations and warranties contained herein or in the due and timely performance and satisfaction of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made or shall not reasonably be expected to occur before the Closing Date; or

              (4) by the Stockholder, on the one hand, or by Buyer, on the other hand, if there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the transactions contemplated by this Agreement; or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any governmental entity which would make the consummation of the transactions contemplated by this Agreement illegal.

              10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become ineffective, and there shall be no liability or obligation on the part of any party hereto or its officers, directors or stockholders. Notwithstanding the foregoing sentence, (i) the provisions of Articles 10 and 8, and Sections 5.7(b) and 9.2, shall remain in full force and effect and survive any termination of this Agreement; (ii) each party shall remain liable for any breach of this Agreement prior to its termination; and (iii) in the event of termination of this Agreement pursuant to Section 10.1(c) above, then notwithstanding the provisions of Section 10.7 below, the breaching party (with the Stockholder and the Company deemed to be a single party for purposes of this Article 10), shall be liable to the other party to the extent of the expenses incurred by such other party in connection with this Agreement and the transactions contemplated hereby, as well as any damages in accordance with applicable law.

              10.3 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law, including without limitation, to the estate of Stockholder) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of Buyer, and the heirs and legal representatives of the Stockholder. Notwithstanding anything in the foregoing to the contrary, Buyer may assign any of its rights or obligations under this Agreement to Workflow or any direct or indirect subsidiary of Workflow in its sole and absolute discretion and without the consent of the Company or the Stockholder; provided, however that in the event of such assignment Buyer shall continue to be liable to the Stockholder for the payment of the Purchase Price and the assignee shall assume by written instrument all obligations of Buyer under this Agreement.

              10.4 Entire Agreement; Amendment; Waiver. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. Each of the Schedules to this Agreement is incorporated herein by this reference and expressly made a part hereof. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by a written instrument duly executed by each of the parties hereto, or in accordance with Section 10.5. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party. Disclosure of matters in any one schedule hereto shall be deemed disclosure on the other schedules hereto if the applicable cross-reference is logical and readily apparent.

              10.5 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument.

              10.6 Brokers and Agents. Except for the employment by Stockholder of DAK Corporate Investors, Inc., Buyer and the Company and Stockholder (as a group) each represents and warrants to the other that it has not employed any broker or agent in connection with the transactions contemplated by this Agreement and agrees to indemnify the other against all losses, damages or expenses relating to or arising out of claims for fees, commissions or expenses of any broker or agent employed or alleged to have been employed by such party. Stockholder (and not the Company) shall be solely and exclusively responsible for, and shall indemnify the Buyer, Workflow and the Company, for all losses, damages or expenses relating to or arising out of claims for fees, commissions and expenses of DAK Corporate Investors, Inc.

              10.7 Expenses. Buyer has and will pay the fees, expenses and disbursements of Buyer and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement. Any fees, expenses and disbursements of the Stockholder, the Company, and their agents, representatives, financial advisers, accountants and counsel incurred in connection with the subject matter of this Agreement which are paid by, charged to, or advanced by the Company will reduce the calculation of the Certified Closing Net Worth and the Actual Company Net Worth.

              10.8 Specific Performance; Remedies. Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement, including without limitation, the confidentiality obligations set forth in Section 5.7(b) and the noncompetition provisions set forth in Article 9. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties, covenants and agreements contained in this Agreement.

              10.9 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given when received if delivered personally or sent by telefax (with confirmation of receipt), by registered or certified mail, postage prepaid, or by recognized courier service, as follows:

                  If to Buyer or, after the Closing, to the Company to:

                  Workflow Management Acquisition Corp.
                  c/o Workflow Management, Inc.
                  240 Royal Palm Way
                  Palm Beach, FL  33480
                  Attn: Claudia S. Amlie, Esq.
                  Vice President and General Counsel
                  (Telefax:  (561) 659-7793)
                  with a required copy to:

                  Herrick, Feinstein LLP
                  2 Park Avenue
                  New York, NY  10016
                  Attn: Lawrence M. Levinson, Esq.
                  (Telefax: (212) 889-7577)

                  If to the Stockholder to:

                  Sanford L. Batkin
                  394 Grand Boulevard
                  Scarsdale, New York 10583
                  (Telefax: (201) 798-4126)

                  with a required copy to:

                  Baer, Marks & Upham
                  805 Third Avenue
                  New York, NY  10022
                  Attn:  Stanley Bloch, Esq.
                  (Telefax: (212) 702-5797)

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given when actually received by the addressees. Attorneys for either party may, but shall not be required, to give any notice on behalf of their respective clients.

              10.10 Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of New Jersey. Any disputes arising out of, in connection with or with respect to this Agreement, the subject matter hereof, the performance or non-performance of any obligation hereunder, or any of the transactions contemplated hereby shall be adjudicated in a court of competent civil jurisdiction sitting in the State of New Jersey and nowhere else. Each of the parties hereto hereby irrevocably submits to the jurisdiction of such court for the purposes of any suit, civil action or other proceeding arising out of, in connection with or with respect to this Agreement, the subject matter hereof, the performance or non-performance of any obligation hereunder, or any of the transactions contemplated hereby (collectively, "Suit"). Each of the parties hereto hereby waives and agrees not to assert by way of motion, as a defense or otherwise in any such Suit, any claim that it is not subject to the jurisdiction of the above courts, that such Suit is brought in an inconvenient forum, or that the venue of such Suit is improper.

              10.11 Severability. If any provision of this Agreement or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. The preceding sentence is in addition to and not in place of the severability provisions in Section 9.5.

              10.12 Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will any provision be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any creditor, claimant, client, customer, affiliate, shareholder, employee or partner of any party hereto or any other person or entity.

              10.13 Mutual Drafting. This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto. As used in this Agreement, the term "person" shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

              10.14 Further Representations. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax consequences.


[Execution Page Following]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                               BUYER

                               WORKFLOW MANAGEMENT ACQUISITION CORP.


                               By: /s/ Workflow Management Acquisition Corp.
                                   -----------------------------------------
                               Name:
                                   -----------------------------------------
                               Title:
                                   -----------------------------------------

                               UNIVERSAL FOLDING BOX CO., INC.


                               By:/s/ Sanford L. Batkin
                                  ----------------------------
                               Name:    Sanford L. Batkin
                               Title:   Chairman

                               PRINCIPAL STOCKHOLDER:

                                /s/ Sanford L. Batkin
                                ------------------------------
                                Sanford L. Batkin

                               ADDITIONAL STOCKHOLDER:

                               THE SANFORD L. BATKIN ANNUITY TRUST


                               By:/s/ Sanford L. Batkin
                                  -------------------------------
                                  Sanford L. Batkin, Trustee

                               WORKFLOW   MANAGEMENT,   INC.   (for the purpose
                               of  confirming  its obligations   under
                               Section 5.14   hereof  and   approving   Buyer's
                               obligations under Section 1.7 hereof)

                               By: /s/ Workflow Management, Inc.
                                ----------------------------------
                               Name:
                                   -------------------------------
                               Title:
                                   -------------------------------